SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☐
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Lockheed Martin Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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Lockheed Martin Corporation
6801 Rockledge Drive Bethesda, MD 20817

Vance D. Coffman
Chairman and
Chief Executive Officer

            March 15, 2004

Dear Fellow Stockholder:

     Lockheed Martin’s 2004 Annual Meeting of Stockholders will be held on Thursday, April 22, 2004, at 10:30 a.m. Central time, at the Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas. I hope you will attend. You are also invited to join the Board of Directors and representatives of senior management at a reception beginning at 10:00 a.m. If you are unable to join us in person, I invite you to listen to the Annual Meeting, which will be webcast through the Lockheed Martin website, www.lockheedmartin.com/investor.

     The Annual Meeting will begin with a report on your company’s 2003 performance followed by discussion and voting on matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

     Your vote is important. Whether or not you plan to attend, please be sure your shares are represented at the meeting by returning your voting instructions in the enclosed envelope. If you plan on attending, let us know by marking the appropriate box on the proxy solicitation/voting instruction card, or by indicating your plans when you cast your vote by internet or telephone.

     I look forward to seeing you in Fort Worth.

Sincerely,

Vance D. Coffman

LOCKHEED MARTIN CORPORATION

6801 Rockledge Drive
Bethesda, Maryland 20817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME	10:30 a.m. Central time (Stockholder reception begins at 10:00 a.m.)

DATE	Thursday, April 22, 2004

PLACE	Renaissance Worthington Hotel 200 Main Street Fort Worth, Texas 76102

WEBCAST	A live webcast of the Annual Meeting of Stockholders (“Annual Meeting”) will feature audio of the meeting, including management presentations, and video of presentation charts. The webcast can be accessed on the Lockheed Martin website, www.lockheedmartin.com/investor.

ITEMS OF BUSINESS	(1) Election of fourteen directors to serve on the Board for a one-year term ending at next year’s annual meeting;

(2) Ratification of the appointment of Ernst & Young LLP as our independent auditors for this year;

(3) Four stockholder proposals shown and discussed in the accompanying proxy statement; and

(4) Consideration of any other matters which may properly come before the meeting.

RECORD DATE	Holders of Lockheed Martin Corporation common stock of record at the close of business on March 1, 2004, are entitled to vote at the meeting.

ANNUAL REPORT	The Corporation’s 2003 annual report, which is not part of the proxy soliciting materials, is enclosed.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you.

Lillian M. Trippett
Vice President, Corporate Secretary and
Associate General Counsel

March 15, 2004

i

GENERAL INFORMATION

Lockheed Martin Corporation (“the Corporation”) is furnishing this proxy statement to solicit proxies on behalf of the Board of Directors of the Corporation for the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Thursday, April 22, 2004, at 10:30 a.m. Central time at the Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas, and at any adjournment or postponement thereof. Our principal executive office is located at 6801 Rockledge Drive, Bethesda, Maryland 20817. The Notice of the Annual Meeting, this proxy statement, the proxy solicitation/voting instruction card and the enclosed Annual Report for 2003 will be sent to our stockholders commencing March 15, 2004.

Annual Meeting Admission

An admission ticket or proof of ownership (such as a recent brokerage statement or letter from your broker) and a form of photo identification are required for admission to the meeting. A detachable admission ticket is attached to your proxy solicitation/voting instruction card. Internet voters will be guided to a site where they will be able to print an admission ticket.

All bags, briefcases and packages will be held at registration and will not be allowed in the meeting.

“Householding” of Documents

We are sending only one annual report and proxy statement to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. If a registered stockholder residing at an address with other registered stockholders wishes to receive a separate annual report or proxy statement in the future, he or she may contact EquiServe Trust Company, N.A., Shareholder Services, P. O. Box 43010, Providence, RI 02940-3010 or call 1-800-519-3111. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures.

View Future Annual Reports and Proxy Statements Online and Reduce Mailing Costs

Registered stockholders wishing to view future annual reports and proxy statements over the internet rather than receiving copies in the mail should go online at http://www.econsent.com/lmt and complete the online consent form. Your request for electronic transmission will remain in effect for all future annual reports and proxy statements unless it is withdrawn by updating your delivery preference online at http://www.econsent.com/lmt.

Requests for Written Copies of 2003 Annual Report

We will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission upon the written request of any registered or beneficial owner of common stock entitled to vote at the Annual Meeting. Requests should be made by mailing Investor Relations, Lockheed Martin Corporation, 6801 Rockledge Drive, Bethesda, Maryland 20817, by calling Lockheed Martin Shareholder Direct at 1-800-568-9758 or by accessing the Lockheed Martin website at http://www.lockheedmartin.com/investor. The Securities and Exchange Commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants including Lockheed Martin.

2005 Annual Meeting and Stockholder Proposals

Under Rule 14a-8 of the Securities and Exchange Commission, proposals of stockholders to be presented at our 2005 Annual Meeting must be received by the Secretary of the Corporation no later than November 15, 2004 to be included in the proxy statement and on the proxy card that will be solicited by the Board of Directors. The inclusion of any proposal will be subject to applicable rules of the Securities and Exchange Commission.

GENERAL INFORMATION

Our bylaws require advance notice of any proposal by a stockholder intended to be presented at the Annual Meeting that is not included in our notice of meeting and proxy statement or made by or at the direction of the Board of Directors, including any proposal for the nomination for election of a director. A notice of a stockholder proposal must contain specified information concerning the matter to be brought before the meeting and concerning the stockholder proponent. Any waiver by us of these requirements relating to a particular stockholder proposal will not constitute a waiver of any other stockholder proposal nor will it obligate us to waive these requirements regarding future submissions of that or any other stockholder proposal. To be properly brought before the 2005 Annual Meeting, written notice of nominations for directors or other business to be introduced by a stockholder must be received between the dates of November 15, 2004 and December 15, 2004, inclusive. A complete list of the information required to be included in a stockholder proposal may be found in Section 1.11 of our bylaws on our website at www.lockheedmartin.com/investor.

Corporate Governance Information

Stockholders will find information about our corporate governance practices on Lockheed Martin’s website at www.lockheedmartin.com/ investor. Located on this website is information about our Board of Directors, Board committees, copies of our bylaws and charter, Code of Ethics and Business Conduct and Corporate Governance Guidelines. Information about our insider transactions is also available. Our Corporate Governance Guidelines are also appended to this proxy statement.

How to Contact the Non-management Directors of Lockheed Martin Corporation

The Nominating and Corporate Governance Committee of the Lockheed Martin Board of Directors has created a process by which parties may communicate directly and confidentially with the presiding director or with the non-management directors as a group. If you wish to raise a question or concern to the presiding director or the non-management directors as a group, you may do so by contacting:

Chairman, Nominating and Corporate Governance Committee
or
Nominating and Corporate Governance Committee
Lockheed Martin Corporation
6801 Rockledge Drive, MP 200-10
Bethesda, MD 20817

All correspondence is reviewed by the Secretary of the Corporation who determines if the correspondence is concerned with more than ministerial aspects of the Board of Directors or its committees or otherwise requires Board attention. If Board attention is warranted, the correspondence is then forwarded to the Chairman of the Nominating and Corporate Governance Committee who will determine whether full board attention is required. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Corporation’s Ethics and Business Conduct department and handled in accordance with procedures established by the Audit and Ethics Committee with respect to such matters. Any director may at any time review a log of all correspondence received by the Corporation that is addressed to the Board and request copies of such correspondence.

VOTING INFORMATION

We are soliciting your vote on the election of directors, ratification of the appointment of the independent auditors and four stockholder proposals. Stockholders as of the close of business on the record date, March 1, 2004, are entitled to vote at the Annual Meeting. On March 1, 2004, there were 447,515,309 shares outstanding of Lockheed Martin’s common stock, $1.00 par value per share. Each share outstanding on the record date (including shares held through Direct Invest, our dividend reinvestment and stock purchase plan or through our employee benefit plans) is entitled to one vote on each proposal presented at the Annual Meeting. The number of shares held in your account(s) is included in the solicitation/voting instruction card sent to you.

How to Vote

You may vote your proxy by internet, telephone or mail, as explained below. Doing so does not limit your right to vote at the Annual Meeting. If your shares are held in the name of a broker, bank or other nominee, you will be provided voting instructions from the nominee.

•	INTERNET: Access the internet voting site at http://www.eproxyvote.com/lmt, 24 hours a day. Instructional screen prompts will guide you through the voting process and a confirmation of your voting selections will be required before your vote is recorded.

•	TELEPHONE: Dial toll free 1-877-779-8683, 24 hours a day (or 1-201-536-8073 toll call outside of U.S.). Voice prompts will guide you through the voting process and a confirmation of voting selections will be required before your vote is recorded.

•	PROXY SOLICITATION/VOTING INSTRUCTION CARD (“PROXY CARD”): Simply mark, date and sign the proxy card and return it to EquiServe Trust Company, N.A. in the postage-paid envelope provided. To vote in accordance with the Board of Directors’ recommendations, simply sign and date the proxy card and return it in the postage-paid envelope provided.

How to Revoke a Vote

You may revoke your vote at any time before the Annual Meeting by resubmitting your vote by internet, telephone or mail; by voting a ballot at the meeting; or by specifically revoking your vote in a letter to the Secretary of the Corporation at our principal executive office or at the Annual Meeting. Your personal attendance at the meeting does not revoke your proxy.

Voting Representation and Tabulation

A quorum, or majority of the shares outstanding and entitled to vote, is necessary to conduct the Annual Meeting, elect directors and consider the proposals on the agenda at the Annual Meeting. A quorum will be determined by the number of shares represented by persons attending the Annual Meeting and by properly executed and returned proxies.

Votes at the Annual Meeting will be tabulated by two independent judges of election from EquiServe Trust Company, N.A. An abstention will not be counted “for” or “against” a proposal but will be counted for the purpose of determining the existence of a quorum. Because our bylaws require the affirmative vote of a majority of the votes entitled to be cast at a meeting to authorize action on any matter, abstentions have the effect of a vote against a proposal. Accordingly, votes withheld from director-nominees are tabulated as votes against the director-nominees in the election of directors’ proposal.

Under the rules of the New York Stock Exchange, if your shares are held by a broker, you must give specific voting instructions to the broker on how you wish to vote with regard to election of directors and ratification of the appointment of independent auditors described later in this proxy statement, or the broker may vote your shares at his or her discretion. Conversely, the New York Stock Exchange rules do not allow your broker to use his or her discretion to vote on the four stockholder proposals. Without specific instructions from you on how you wish to vote, a “broker non-

VOTING INFORMATION

vote” may result, which has the effect of a negative vote on these proposals.

If you hold shares through one of our defined contribution plans, you may instruct a plan fiduciary on how you wish to vote shares allocated to your account. If you don’t provide instructions, your allocated shares will be voted at the applicable plan fiduciary’s discretion. In addition, if you are a participant in our Salaried Savings Plan, you will be asked to indicate whether you elect to direct a plan fiduciary as to the voting of a portion of unallocated shares held by the plan’s trust. Unallocated shares for which no instructions are received will be voted by a plan fiduciary in the same proportion as unallocated shares for which instructions are received. If you are a plan participant, you will receive separate information from a plan fiduciary concerning how you can instruct your plan fiduciary.

Solicitation of Proxies

We pay for the cost of soliciting proxies. We solicit by mail and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners. We will, upon request, reimburse them for their reasonable expenses. We have retained Morrow & Co., Inc. to aid in the solicitation of proxies and to verify related records at a fee of $45,000 plus expenses. To the extent necessary to ensure sufficient representation at the Annual Meeting, we may request the return of proxies by telephone, internet or otherwise. Stockholders are requested to return their proxies without delay.

BOARD GOVERNANCE MATTERS

Nominating and Corporate Governance Committee

Lockheed Martin’s Nominating and Corporate Governance Committee is a standing committee of the Board of Directors and its charter is available to stockholders on the company’s website at www.lockheedmartin.com/investor. The Committee is independent under the listing standards of the New York Stock Exchange. Its principal purposes are to recommend to the Board of Directors—

•	the composition of the Board and its committees including size and qualifications;

•	the role of the Board in the corporate governance process; and

•	compensation for the Board of Directors.

The Committee also oversees the evaluation of the Board of Directors and its committees.

Identifying and Evaluating Nominees for Directors

The Corporation’s process for identifying and evaluating candidates to be nominated to the Board of Directors starts with an evaluation of a candidate by the Chairman of the Nominating and Corporate Governance Committee followed by the Nominating and Corporate Governance Committee in its entirety and the Chief Executive Officer. Each year, the Committee recommends to the Board of Directors the slate of directors to serve as management’s nominees for election by the stockholders at the annual meeting. Director candidates may also be identified by stockholders. In addition, the Corporation has utilized outside search firms to suggest potential candidates.

Stockholder Nominees

Stockholder proposals for nominations to the Board should be submitted to the Nominating and Corporate Governance Committee, care of the Secretary of the Corporation at our principal executive office, 6801 Rockledge Drive, Bethesda, Maryland 20817. To be considered by the Board for nomination at the next succeeding annual meeting, nominations must be delivered to the Secretary not less than 90 days nor more than 120 days prior to the first anniversary of the mailing of the notice of the preceding year’s Annual Meeting. For the 2005 Annual Meeting, written notice of nominations by a stockholder must be received between the dates of November 15, 2004 and December 15, 2004, inclusive. The information requirements for any stockholder proposal or nomination can be found in Section 1.11 of our bylaws, available at www.lockheedmartin.com/investor. A summary of the requirements can be found in the General Information section of this proxy statement under the heading “2005 Annual Meeting and Stockholder Proposals” on page 1. Self-nominations will not be considered. Proposed stockholder nominees will be presented to the Chairman of the Nominating and Corporate Governance Committee, who will decide if further consideration should be given to the nomination by the full Nominating and Corporate Governance Committee.

Director Qualifications

The Committee annually reviews the criteria for selection of director nominees. The Board seeks a diverse group of candidates who possess the background, skills, expertise and time to make a significant contribution to the Board, to the Corporation and its stockholders. Criteria against which the slate of nominees have been measured include the following:

•	meets bylaw age requirement;

•	reflects highest personal and professional integrity;

•	meets NYSE independence criteria;

•	has relevant educational background;

•	has exemplary professional background;

•	has relevant past and current employment affiliation(s), Board affiliations and experience;

•	is free from conflicts of interest;

•	is technology-proficient;

•	possesses diverse background;

•	has demonstrated effectiveness;

•	possesses sound judgment;

•	has adequate time to devote to Board responsibilities;

BOARD GOVERNANCE MATTERS

•	brings diversity; and

•	represents the best interests of all stockholders.

Director Independence

Each director-nominee’s independence from the Corporation is fully evaluated by the Nominating and Corporate Governance Committee and the Board of Directors to ensure compliance with the independence requirements of the New York Stock Exchange listing standards. Our standards are as follows:

1.     A director who is an employee, or whose immediate family member (i.e., a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone [other than domestic employees] who shares such person’s home) is an executive officer of Lockheed Martin is not independent until three years after the end of such employment relationship.

2.     A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Lockheed Martin, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

3.     A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Lockheed Martin is not independent until three years after the end of the affiliation or the employment or auditing relationship.

4.     A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Lockheed Martin’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

5.     A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Lockheed Martin for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold.

6.     No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Lockheed Martin (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation).

Nominees for Election at 2004 Annual Meeting

There are 14 nominees for election to the Board of Directors in April 2004, and their biographical information is provided on page 34. Each nominee currently serves as a director. Except for the two employee directors (Dr. Coffman and Mr. Stevens), the Nominating and Corporate Governance Committee has determined that all of the non-employee directors are independent under the listing standards of the New York Stock Exchange. The Nominating and Corporate Governance Committee and the Board of Directors considered the following relationships:

The Board determined that Messrs. Coffman and Stevens, both employees of the Corporation, are not independent.

     The Board considered the Corporation’s provision to Mr. Augustine of office space at a location unrelated to the corporate office and an executive assistant, which were provided to him as a former Chairman and Chief Executive Officer of the Corporation upon his retirement in 1997. The Board concluded that these items do not constitute direct compensation to Mr. Augustine that would affect his independence.

BOARD GOVERNANCE MATTERS

The Board determined that Mr. Ralston’s employment as Vice Chairman of The Cohen Group, a consulting business that performs services to the Corporation, does not affect Mr. Ralston’s independence. In 2003, the Corporation paid The Cohen Group approximately $500,000 and it is anticipated that a comparable amount will be paid to The Cohen Group in 2004.

The Board determined that Mr. Ukropina’s status as Of Counsel to O’Melveny and Myers, a law firm used by the Corporation, does not affect his independence. Mr. Ukropina, who retired from the firm in 2000, is not a partner, member or officer of the firm, nor does he provide legal services to the Corporation. The Board is further satisfied that, because Mr. Ukropina is retired and provides no active services to O’Melveny and Myers, he is independent for purposes of serving on the Audit and Ethics Committee.

The Board reviewed each director-nominee’s other affiliations and relationships and found none that are material that would affect the findings of independence in each case. The Board has also considered comments made and issues raised by others concerning the qualifications of directors. For example, in reviewing the qualifications of Mr. Savage to serve on the Board, the Report of the Staff to the Senate Committee on Governmental Affairs concerning the Enron Corporation, the Powers Report of Investigation by a Special Investigation Committee of the Enron Board and the Final Report of Neal Batson, the court-appointed examiner in the Enron bankruptcy case, were considered.

The Board of Directors ratified the slate of directors and recommends that the stockholders vote for the nomination of directors.

Corporate Governance Guidelines

The Corporation’s governance guidelines are available for viewing on our corporate website at www.lockheedmartin.com/investor. A copy of the Corporate Governance Guidelines is appended to this proxy.

COMMITTEES OF THE BOARD OF DIRECTORS

Board Committee Membership Roster

				Nominating	Strategic
	Audit		Management	and	Affairs
	and		Development and	Corporate	and
Name	Ethics	Executive	Compensation	Governance	Finance

E. C. “Pete” Aldridge, Jr.	X		X2
Nolan D. Archibald	X				X
Norman R. Augustine		X1		X	X
Marcus C. Bennett		X			X
Vance D. Coffman		X
Gwendolyn S. King	X	X	X1,2
Douglas H. McCorkindale		X	X2	X	X1
Eugene F. Murphy	X		X2	X
Joseph W. Ralston				X	X
Frank Savage			X2		X
Anne Stevens	X		X2
Robert J. Stevens
James R. Ukropina	X	X		X1
Douglas C. Yearley	X [1,3]	X			X
Number of Meetings in 2003	10	0	4	4	3

NOTES TO TABLE:

(1)	Chairman

(2)	Member, Stock Option Subcommittee

(3)	The Board of Directors has determined that Mr. Yearley meets the Securities and Exchange Commission’s criteria of an “audit committee financial expert.” Mr. Yearley is independent under the listing standards of the New York Stock Exchange.

COMMITTEES OF THE BOARD OF DIRECTORS

Functions of Committees

The roles and functions of the Committees were changed to reflect new Securities and Exchange Commission regulations and New York Stock Exchange listing standards. The complete text of the Committee charters can be found in our bylaws under the heading “Corporate Governance” on our website at www.lockheedmartin.com/investor.

Audit and Ethics Committee:

•	Directly responsible for appointment, termination, compensation and retention of independent auditors;

•	Responsible for pre-approval of all audit, audit-related, tax and all other services performed by independent auditors;

•	Reviews results of independent auditors’ internal quality control procedures;

•	Reviews and assesses independent auditors’ independence; monitors lead partner rotation;

•	Reviews independent auditors’ report on critical accounting policies and practices, including alternative treatments under GAAP;

•	Reviews results and assessment of disclosure controls and procedures;

•	Reviews/discusses CEO/CFO certifications for financial statements;

•	Reviews and discusses annual report, Form 10-K, Form 10-Qs, including financial statements and Management’s Discussion and Analysis;

•	Reviews and discusses quarterly/annual earnings releases;

•	Reviews risk assessments and related management policies;

•	Reviews with independent auditors any audit issues and management’s response;

•	Reviews and assesses Committee’s charter;

•	Performs annual performance evaluation of Committee;

•	Establishes procedures for hiring former employees of independent auditors;

•	Reviews qualifications and work of the Corporation’s internal audit staff, the scope of the internal audit staff’s work plan for the year, its budget, staffing and, as appropriate, significant findings and management’s actions to address these findings;

•	Establishes procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission of concerns regarding questionable accounting or auditing matters; and reviews any complaints received pursuant to such procedures;

•	Reviews the Corporation’s internal controls with the internal and independent auditors;

•	Monitors compliance with Code of Ethics and Business Conduct and recommends amendments to that Code;

•	Reviews and monitors environmental issues;

•	Reviews with the General Counsel status of litigation/legal matters;

•	Meets in executive session as a Committee and meets periodically in executive session with representatives of the Corporation’s independent auditors, management and internal audit department;

•	Recommends inclusion of audited consolidated financial statements in Form 10-K; and

•	Reviews correspondence relating to compliance with the Foreign Corrupt Practices Act.

The Audit and Ethics Committee Charter is attached as Appendix A.

Executive Committee:

•	May exercise powers in the management of our business and affairs as may be authorized by the Board of Directors, subject to applicable law.

Management Development and Compensation Committee:

•	Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation; evaluates the Chief Executive Officer’s performance; and recommends to the Board the compensation level based on this evaluation;

COMMITTEES OF THE BOARD OF DIRECTORS

•	Reviews proposed candidates for senior officer positions and their development plans and recommends to the Board the compensation to be paid for services of senior elected officers;

•	Appraises the performance of management and fixes the compensation of all other elected officers;

•	Recommends to the Board incentive-compensation plans which includes approval of the benefits provided by any bonus, supplemental, and special compensation plans, including pension, insurance, and health plans, but excluding performance-based executive compensation plans; and

•	Conducts a performance evaluation of the committee.

Stock Option Subcommittee:

•	Administers any equity or performance-based executive compensation plan and approves awards granted.

Nominating and Corporate Governance Committee:

•	Recommends to the Board nominees for election to fill any vacancy and the slate of directors to stand for election by the stockholders at the annual meeting; reviews the criteria for selection of director nominees and identifies individuals for nomination as directors;

•	Oversees the organization and function of the Board’s committees; recommends to the Board the membership of each committee and the filling of any vacancy occurring on a committee;

•	Develops and recommends to the Board corporate governance guidelines;

•	Reviews and recommends to the Board the compensation of the Board, including the nature and adequacy of director and officer indemnification and liability insurance;

•	Develops and recommends to the Board an annual self-evaluation of the Board and each of its committees; conducts a performance evaluation of the committee; and

•	The Chair is the Presiding Director at Board meetings while in executive sessions of the Board, or when the Chairman is ill, absent, incapacitated or otherwise unable to carry out the duties of Chairman.

Strategic Affairs and Finance Committee:

•	Reviews and recommends to the Board management’s long-term strategy, which includes the allocation of corporate resources;

•	Reviews and recommends to the Board certain strategic decisions regarding exit from existing lines of business and entry into new lines of business, acquisitions, joint ventures, investments or dispositions of businesses and assets, and the financing of related transactions;

•	Reviews the allocation of corporate resources, including the relationship of activities and allocations with the long-term business objectives and strategic plans;

•	Reviews our financial condition and the status of all benefit plans and recommends to the Board proposed changes to the capital structure, including the incurrence of indebtedness and the issuance of additional equity securities; and

•	Reviews and recommends to the Board our proposed capital expenditure and contributions budgets.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Ethics Committee Report

We oversee Lockheed Martin’s financial reporting process and monitor compliance with its Code of Ethics and Business Conduct on behalf of the Board of Directors. We are all independent directors under the listing standards of the New York Stock Exchange. Our function is more fully described in our charter, which we review annually. We have amended our charter to be consistent with the provisions of the Sarbanes-Oxley Act of 2002, as well as the new corporate governance rules issued by the Securities and Exchange Commission and the New York Stock Exchange, as they relate to audit committee requirements. The current charter is included as Appendix A to this Proxy Statement.

Lockheed Martin’s management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls and disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Corporation’s independent auditors, Ernst & Young LLP, who are responsible for auditing the annual consolidated financial statements and for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Committee does not prepare financial statements or conduct audits.

In connection with the December 31, 2003 audited consolidated financial statements, we have:

•	reviewed and discussed with management and the independent auditors the Corporation’s audited consolidated financial statements, including discussions about critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Corporation, and the reasonableness of significant judgments;

•	discussed with the independent auditors the items that are required to be discussed under applicable professional auditing standards and regulations, including discussions about the quality of the financial statements and clarity of the related disclosures;

•	reviewed and considered the written disclosures in the letter received from Ernst & Young LLP, as required by Independence Standards Board Standard No. 1, including a discussion about their independence from Lockheed Martin and management.

Based on the reviews and discussions above, we recommended to the Board of Directors that the audited consolidated financial statements for 2003 be included in Lockheed Martin’s Annual Report on Form 10-K for the year ended December 31, 2003, which is filed with the Securities and Exchange Commission. The Board approved our recommendation.

Submitted by the Audit and Ethics Committee:

Douglas C. Yearley, Chairman	Eugene F. Murphy
E. C. “Pete” Aldridge, Jr.	Anne Stevens
Nolan D. Archibald	James R. Ukropina
Gwendolyn S. King

Compensation Committee Interlocks and Insider Participation

     There are no discloseable items under this section.

DIRECTORS’ COMPENSATION

Directors receive a significant portion of their compensation in the form of our common stock. Each director has the option to defer all cash compensation and be credited with earnings as though the cash compensation had been invested in our common stock. This approach aligns the interests of the Board with the stockholders.

During 2003, the Board held 12 meetings, and all incumbent directors attended at least 75 percent of scheduled Board of Directors and committee meetings.

The following table summarizes the compensation of our directors during 2003 (with the exception of Dr. Coffman and Mr. Stevens who as executive officers are not paid for their service as directors):

Cash retainer	$75,000

Stock retainer[1]	$75,000 in stock units, stock options or 50/50 combination thereof

Committee Chairman retainer	$5,000

Deferred compensation plan[2]	Cash retainer deferrable with earnings at prime rate, S&P 500 or LMT stock return

Charitable award program[3]	$1,000,000 donation ($100,000 following director’s retirement; $900,000 in 9 annual installments following director’s death)

Travel accident insurance[4]	$1,000,000

Director education institutes/activities	Reimbursed for costs and expenses

NOTES TO TABLE:

(1)  Under the Lockheed Martin Corporation Directors’ Equity Plan (“Directors’ Equity Plan”), each non-employee director may elect to receive (i) a number of stock units with a value on January 15 equal to $75,000 or (ii) options to purchase a number of shares of stock, which options have an aggregate fair market value on January 15 of $75,000 or (iii) a combination of stock units with a value on January 15 equal to $37,500 and options to purchase a number of shares of stock which options have an aggregate fair market value on January 15 of $37,500. The amount a director ultimately receives will depend upon the performance of Lockheed Martin stock following the award. Except in certain circumstances, options and stock units vest on the first anniversary of grant. Upon a change in control (as defined in the Directors’ Equity Plan) a director’s stock units and outstanding options become fully vested, and directors will have the right to exercise their options immediately. Upon a director’s termination of service from our Board of Directors, the vested stock units will be distributed, at the director’s election, in whole shares of stock or in cash, in a lump sum or in up to ten annual installments. During the period a director’s interest is represented by stock units, a director has no voting, dividend or other rights with respect to the shares, but will receive additional stock units representing dividend equivalents (converted to stock units based on the closing market price of our common stock on the applicable dividend payment dates). Stock options are rights to purchase a specified number of shares of our common stock at an exercise price equal to 100 percent of the fair market value of the stock on the grant date. The options granted pursuant to the Directors’ Equity Plan are non-qualified stock options and have a term of ten years. A director may exercise the options during the ten-year term after meeting a one-year vesting requirement. A director has no voting, dividend or other stockholder rights for the shares of common stock covered by an option until he or she becomes the holder of record of those shares. The Directors’ Equity Plan was approved by the stockholders in 1999.

(2)  The Directors’ Deferred Compensation Plan provides non-employee directors the opportunity to

DIRECTORS’ COMPENSATION

defer up to 100 percent of the cash portion of their fees. Deferred amounts earn interest at a rate that tracks the performance of (i) the prime rate, (ii) the published index for the Standard & Poor’s 500 (with dividends reinvested) or (iii) our common stock (with dividends reinvested), at the director’s election. A participating director’s deferred fees generally will be distributed (in a lump sum or in up to 15 installments) commencing (i) the January following the year in which the director terminates service; (ii) the next January 15 or July 15 after the director terminates service; or (iii) the January 15 in the year after the director terminates service, and a specified birthday.

(3)  The Lockheed Martin Corporation Directors’ Charitable Award Plan (the “Directors’ Charitable Award Plan”) provides that Lockheed Martin will make donations to tax-exempt organizations previously recommended by the director up to an aggregate of $1 million for each director. The Directors’ Charitable Award Plan, amended effective April 2004, provides that $100,000 will be contributed at the time of retirement of a director; the remaining $900,000 will be contributed upon the death of the director. Directors are vested under this Plan if they have served for at least five years on the Lockheed Martin Board of Directors or their service on the Lockheed Martin Board of Directors is terminated due to death, disability or retirement. Under the terms of the Directors’ Charitable Award Plan, if there is a change in control of Lockheed Martin, all participating directors in the plan shall immediately become vested. The Directors’ Charitable Award Plan has been amended to limit participation to directors elected prior to the 2004 Annual Meeting.

(4)  Each non-employee director is provided travel accident insurance up to $1 million in the event the director is involved in an accident while traveling on business related to Lockheed Martin.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS

The following table shows the Lockheed Martin common stock owned by each named executive officer, director nominee, and all directors and executive officers as a group as of January 31, 2004. The stock owned by each director and executive officer represented less than 1 percent of the common stock outstanding. The stock owned by directors and executive officers as a group represented less than 1 percent of the common stock outstanding. Individuals have sole voting and investment power over the stock unless otherwise indicated in the notes to this table.

Name of Individual or	Amount and Nature of
Identity of Group	Beneficial Ownership[1]

E. C. “Pete” Aldridge, Jr.	2,244	[8]
Nolan D. Archibald	3,684	[8]
Norman R. Augustine	305,048	[2,3,4,8]
Marcus C. Bennett	69,918	[2,3,8]
Vance D. Coffman	2,239,880	[2,3,5,6]
Robert B. Coutts	289,116	[2,3,5]
Dain M. Hancock	370,751	[2,3,5]
Gwendolyn S. King	11,337	[4,8,9]
Douglas H. McCorkindale	13,201	[2,6,8]
Eugene F. Murphy	29,732	[2,4,10]
Joseph W. Ralston	2,497	[8]
Frank Savage	29,480	[2,4,6,7,8]
Albert E. Smith	247,402	[2,3,5]
Anne Stevens	8,111	[2,6,8]
Robert J. Stevens	510,607	[2,3,5]
James R. Ukropina	15,940	[4,6,7,8]
Douglas C. Yearley	14,558	[4,7,8,9]
All executive officers and directors as a group (23 individuals including those named above)	5,187,344	[11]

NOTES TO TABLE:

(1)  All amounts have been rounded.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS

(2)  Includes shares not currently owned but which could be acquired within 60 days following January 31, 2004 for Messrs. Augustine, Bennett, Coffman, Coutts, Hancock, McCorkindale, Murphy, Savage, Smith, Stevens and Ms. Stevens in the amount of 283,600; 50,000; 1,765,000; 229,333; 327,758; 6,236; 22,640; 7,745; 178,333; 431,433; and 5,078 shares, respectively.

(3)  The shares shown include an approximation of the number of shares attributable to the participant’s account (if applicable) in the Lockheed Martin Salaried Savings Plan (“Salaried Savings Plan”) as of January 31, 2004 for Messrs. Augustine, Bennett, Coffman, Coutts, Hancock, Smith and Stevens of 701; 848; 3,848; 1,202; 253; 1,145; and 576, respectively. Participants have voting power but do not have investment power until age 55 over shares contributed by us as matching contributions to that plan. Participants have voting and investment power over shares purchased with their own contributions or contributed by us prior to January 1, 1997 as matching contributions to the Lockheed Martin Corporation Performance Sharing Plan. Shares shown also include an approximation of the number of stock units in the participant’s account (if applicable) in the Lockheed Martin Corporation Supplemental Savings Plan (“Supplemental Plan”) as of January 31, 2004 for Messrs. Coffman, Coutts, Hancock, Smith and Stevens of 8,054; 1,956; 2,359; 1,683; and 2,453, respectively. Amounts credited to a participant’s account in the Supplemental Plan are distributed from the participant’s account in the form of cash following the participant’s termination of employment. There are no voting rights associated with stock units.

(4)  Includes stock units under the Lockheed Martin Corporation Directors’ Deferred Stock Plan (“Directors’ Deferred Stock Plan”). As of January 31, 2004 each of Mrs. King and Messrs. Murphy, Savage, Ukropina and Yearley have been credited with 1,092 stock units and Mr. Augustine has been credited with 194 stock units. There are no voting rights associated with stock units.

(5)  The shares shown include an approximation of the number of stock units in the participant’s Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (“DMICP”) (including units credited under the Long Term Incentive Award program under the Lockheed Martin 1995 Omnibus Performance Award Plan (“Omnibus Plan”)) account as of January 31, 2004 for Messrs. Coffman, Coutts, Hancock, Smith and Stevens of 374,684; 44,214; 28,027; 43,490; and 47,322, respectively. There are no voting rights associated with stock units.

(6)  Includes stock units under the Directors’ Deferred Compensation Plan representing deferred cash compensation for Ms. Stevens and Messrs. Coffman, McCorkindale, Savage and Ukropina. As of January 31, 2004 Ms. Stevens and Messrs. Coffman, McCorkindale, Savage and Ukropina have been credited with 1,568; 2,950; 3,909; 15,265; and 3,012 stock units, respectively. There are no voting rights associated with stock units. As an employee director, Dr. Coffman does not receive director retainer fees. Dr. Coffman’s balance in the Directors’ Deferred Compensation Plan is attributable to the present value of benefits under the Lockheed Martin Corporation Directors’ Retirement Plan which was terminated effective May 1, 1999. Upon termination of that plan, the present value of benefits attributable to each employee or non-employee director prior to that date and the actuarial value of the death benefit for each non-employee director was credited to the director’s account in the Directors’ Deferred Compensation Plan.

(7)  Includes shares and cash held in trust under the former Deferred Compensation Plan for Directors of Lockheed Corporation. Cash amounts voluntarily deferred by directors are credited with interest at the current rate of interest specified and published by the Secretary of the Treasury pursuant to Public Law 92-41, 85 Stat. 97. Deferred amounts are distributable after a participant ceases to be a director. In the event a participant’s status as a director is involuntarily terminated other than by death, all deferred cash remuneration (plus interest) and all common stock in the director’s trust account will be distributed within 15 days of termination. As of January 31, 2004 Messrs. Savage, Ukropina and Yearley have been credited with 2,502; 494; and 494 shares, respectively, pursuant to the plan. The directors do not have or share voting or investment power for their respective shares held in the trust except in the event of a tender offer.

(8)  Includes stock units under the Directors’ Equity Plan. As of January 31, 2004 each of Mrs. King and Messrs. Ukropina and Yearley have been credited with 9,712 stock units respectively; Ms. Stevens and Messrs. Aldridge, Archibald, Augustine, Bennett, McCorkindale, Ralston and Savage have been credited with 1,465; 2,244; 3,684; 8,427; 9,069; 3,056; 2,497; and 2,876 units, respectively. There are no voting rights associated with stock units.

SECURITIES OWNED BY DIRECTORS, NOMINEES AND NAMED
EXECUTIVE OFFICERS

(9)  Shared voting and investment power.

(10)  Includes 4,400 shares held in an irrevocable trust. Mr. Murphy does not have investment power or voting power for the shares held by the trust, but has the right at any time to reacquire all or any part of the trust principal by substituting other property of an equivalent value at the time of reacquisition.

(11)  Includes 4,063,321 shares of common stock not currently owned but which could be acquired by members of the group within 60 days following January 31, 2004 through the exercise of stock options; 17,203 stock units attributable to participants’ accounts in the Salaried Savings Plan as of January 31, 2004; 29,801 stock units attributable to participants’ accounts in the Supplemental Plan; and 700,033 stock units attributable to participants’ accounts in the DMICP.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our officers and directors (and persons who own more than 10 percent of our equity securities) file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC), the New York Stock Exchange and with us. Based solely on our review of copies of forms we have received or written representations from reporting persons, except as disclosed in our 2003 proxy statement, we believe that all ownership filing requirements were timely met during 2003.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding each person known to be a “beneficial owner” of more than 5 percent of Lockheed Martin common stock. For purposes of this table, beneficial ownership of securities generally means the power to vote or dispose of securities, regardless of any economic interest in the securities. All information shown is based on information reported on Schedule 13G filed with the SEC on the dates indicated in the notes to this table.

		Amount and Nature
		of Beneficial	Percent of Class
Name and Address of Beneficial Owner	Class of Stock	Ownership	Owned

FMR Corporation[1] 82 Devonshire Street Boston, Massachusetts 02109	Common	53,409,553	11.96%
State Street Bank and Trust Company[2] 3 Pinehill Drive Batterymarch III Quincy, Massachusetts 02169	Common	84,697,742	18.96%
U.S. Trust Co., National Association[3] 515 S. Flower Street, #2800 Los Angeles, California 90071	Common	84,504,637	18.92%

NOTES TO TABLE:

(1)  As reported in Schedule 13G filed on February 17, 2004 by FMR Corporation (“FMR”), as amended February 17, 2004. FMR reported it had sole power to vote 4,356,089 shares, sole dispositive power for 53,409,553 shares and shared voting or dispositive power for none of the shares. FMR’s Schedule 13G includes shares beneficially owned by Edward C. Johnson 3rd, Abigail P. Johnson, Fidelity Management & Research Company (48,946,664 shares or 10.97 percent), Fidelity Management Trust Company (2,708,314 shares or 0.61 percent), Strategic Advisers, Inc. (765 shares or 0.00 percent) and Fidelity International Limited (1,753,810 shares or 0.39 percent). FMR has not included any of the 582,370 shares (0.13 percent) for which U.S. Trust has reported beneficial ownership and shared voting power as part of the 53,409,553 shares with respect to which FMR has reported beneficial ownership.

(2)  As reported in Schedule 13G filed on February 6, 2004 by State Street Bank and Trust Company (“State Street”). State Street reported it had beneficial ownership of 84,697,742 shares of common stock, of which 73,608,772 shares (16.48 percent) were held by it as trustee for certain Lockheed Martin employee benefit plans and with respect to which State Street had sole dispositive power. State Street has sole voting power for 2,477,208 of these shares (0.56 percent). With respect to 11,088,970 shares of Lockheed Martin common stock (2.48 percent) beneficially owned by State Street in various fiduciary capacities for beneficiaries not associated with Lockheed Martin, State Street has sole voting power for 8,629,947 shares (1.93 percent), sole dispositive power for 8,528,042 shares (1.91 percent), shared dispositive power for 2,560,928 shares (0.57 percent) and shared voting power for 2,496,136 shares (0.56 percent). As noted above, with respect to 71,131,564 shares of the shares for which State Street reported beneficial ownership (15.92 percent), State Street acts as co-fiduciary for certain Lockheed Martin benefit plans with U.S. Trust Company, N.A., a wholly-owned subsidiary of U.S. Trust. Both U.S. Trust and State Street have reported on their respective Schedules 13G as having beneficial ownership of these 71,131,564 shares. State Street has expressly disclaimed beneficial ownership of the shares reported on its Schedule 13G.

(3)  As reported in Schedule 13G filed on February 17, 2004 by U.S. Trust Corporation (“U.S. Trust”), as amended February 18 and 20, 2004. U.S. Trust reported it had beneficial ownership of

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

84,504,637 shares of common stock, shared voting power with respect to 73,894,743 shares (16.54 percent), shared dispositive power with respect to 3,410,144 shares (0.76 percent), sole voting with respect to 24,513 shares (0.00 percent) and sole dispositive power for none of the shares. With respect to 71,131,564 shares of the shares reported (15.92 percent), U.S. Trust Company, N.A., a wholly-owned subsidiary of U.S. Trust, acts as co-fiduciary for Lockheed Martin employee benefit plans with State Street. As a result of the two institutions’ status as co-fiduciaries, both U.S. Trust and State Street have reported beneficial ownership of 71,131,564 shares of the shares reported on their respective Schedule 13G. U.S. Trust also reported beneficial ownership and shared voting power for 582,370 shares (0.13 percent) for which U.S. Trust Company, N.A. acts as co-fiduciary with Fidelity Management Trust Company, a wholly-owned subsidiary of FMR, for employee benefit plans sponsored by a subsidiary of the Corporation and 790,150 shares (0.18 percent) for which U.S. Trust Company, N.A. acts as co-fiduciary with Vanguard Fiduciary Trust Company for an employee benefit plan sponsored by a subsidiary of the Corporation.

STOCK PRICE PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN THROUGH 20031
LOCKHEED MARTIN, S&P 500 INDEX, PEER
ISSUERS INDEX2 AND S&P AEROSPACE & DEFENSE INDEX3

NOTES TO GRAPH:

(1)  Assumes that the investment in Lockheed Martin Common Stock (“LMT”) and each index was $100 on December 31, 1998 with reinvestment of dividends.

(2)  The Peer Issuers Index is a market weighted index comprised of: The Boeing Company, General Dynamics Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation and Raytheon Company.

(3)  The S&P Aerospace & Defense Index is comprised of: The Boeing Company, General Dynamics Corporation, Goodrich Corporation, Honeywell International Inc., Lockheed Martin Corporation, Northrop Grumman Corporation, Raytheon Company, Rockwell Collins, Inc. and United Technologies Corporation. The customized Peer Issuers Index was used in prior years’ annual proxy statements. Lockheed Martin is now using the S&P Aerospace & Defense Index in lieu of the customized Peer Issuers Index because the S&P Aerospace & Defense Index is widely recognized and includes all major defense companies.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overview

Philosophy

Lockheed Martin’s executive compensation program has four primary goals:

•	To attract, motivate and retain talented executives;

•	To align the interests of our executives with the interests of our stockholders;

•	To ensure that total compensation takes into account both the Corporation’s and the executive’s short-term and long-term performance; and

•	To provide total compensation that is designed to be competitive with that offered to executives with similar responsibilities at other companies of comparable size, complexity and quality.

The Management Development and Compensation Committee and Stock Option Subcommittee

The Management Development and Compensation Committee and the Stock Option Subcommittee (together the “Committee”) oversee and review our executive compensation policies and programs and recommend the form and amount of compensation to be paid to executive officers. The Committee is independent and consists entirely of Board members who are neither officers nor employees of Lockheed Martin or its subsidiaries and who are independent under the listing standards of the New York Stock Exchange. The Stock Option Subcommittee is responsible for approving performance-based compensation (such as employee stock options) intended to be eligible for full tax deductibility under the Internal Revenue Code (“IRC”) Section 162(m). The purposes and responsibilities of the Committee are set forth in its charter which is a part of the Corporation’s bylaws. The charter was reviewed and amended in 2003, and is available on our website at www.lockheedmartin.com/investor.

During 2003, the Board reviewed the recommendations of the Committee involving the compensation of the named executive officers.

Methodology

In order to assess the competitiveness of the compensation program, the Committee reviews survey data based on the most recently available information and gathered by one or more nationally recognized, independent consulting firm(s) specializing in executive compensation. Each year we examine compensation information from a group of 25 publicly held companies (referred to as the “Comparator Group”) of a size, complexity and quality similar to that of the Corporation. We make comparisons to the median compensation level of the Comparator Group using figures that have been weighted to reflect the relative size of the businesses. We use the survey data to identify competitive levels of compensation; however, our process in making compensation awards to executives is subjective and we retain discretion over compensation decisions. Accordingly, the actual compensation (or any particular component of compensation) received by an executive may differ materially from the median of the Comparator Group.

The Boeing Company, Northrop Grumman Corporation and Raytheon Company are the aerospace and defense companies that are included in both the Comparator Group and a group comprising the Peer Issuers Index set forth on page 19. These three companies, along with Honeywell International Inc. and United Technologies Corporation are included in both the Comparator Group and the S&P Aerospace & Defense Index also set forth on page 19.

Compensation Structure

Our executive compensation structure consists of:

EXECUTIVE COMPENSATION

•	Annual compensation – includes base salary and annual incentive compensation; and

•	Long-term compensation – includes stock options and long-term incentive performance awards. The Committee may, from time to time, grant other forms of incentives including restricted stock.

Each element is described below.

Annual Compensation – Base Salary. Using Comparator Group information, we evaluate each individual executive’s base salary by reference to the median for base salary of comparable executive positions in the Comparator Group. Our senior executive base salary philosophy permits the adjustment of an individual executive’s actual base salary above or below the median of the Comparator Group upon consideration of the following:

•	Sustained high level performance;

•	Demonstrated success in meeting or exceeding key financial and other objectives;

•	Proven ability to create stockholder value;

•	Highly developed skills and abilities critical to the success of the business unit or Corporation; and

•	Experience and time in position.

We also consider the compensation paid to other executives with comparable responsibilities.

Annual Compensation – Incentive. The Lockheed Martin Management Incentive Compensation Plan (“MICP”) provides an opportunity for executives to earn additional cash compensation based on the Committee’s assessment of performance measured against individual and business unit (or corporate) goals.

Each plan participant, including each executive officer, is assigned a targeted percentage (ranging from 15 percent to 100 percent) of base salary determined by the level of importance and responsibility of the participant’s position in the Corporation. The target percentages are in a range that is comparable to annual incentive targets for similar positions in the Comparator Group. The amount of incentive compensation generated by the target percentage is adjusted upwards or downwards after assessment of business area performance, or in the case of corporate staff, overall corporate performance, as well as an individual’s contribution to that performance. Following adjustment for corporate (or business unit) and individual performance, bonuses payable under the MICP for the named executive officers can range from 0 percent to approximately 195 percent of the target percentage.

Business area and corporate performance is evaluated in part by comparison to the Corporation’s or business area’s long-range plan, as established at the end of the prior year. This evaluation looks at standard measures of financial performance such as orders, sales, earnings, and cash generation. In addition, contract performance, percentage of contract award fees earned, rate and dollar value of new business won, backlog, achievement of cost savings under the LM21 Program, level of profit margin and inter-company sales and earnings may also be taken into account. Non-financial performance factors such as mission success, workforce diversity and strategic initiatives are also considered. Management’s assessment of performance relative to identified criteria is reviewed with the Committee; the Executive Office, subject to our review and approval, recommends corresponding adjustments. Selection of criteria and weighting of the various criteria in determining adjustments is within our discretion and may vary from year to year.

In determining the adjustment for individual performance, we consider subjective criteria such as the accomplishment of individual performance goals and contributions to operational performance as well as the individual’s adherence to and implementation of our policy on ethics and standards of conduct, customer satisfaction, teamwork, and retention and development of key personnel. We retain discretion to determine the amount of actual awards, if any, and based on our assessment of

EXECUTIVE COMPENSATION

performance actual awards may fall above or below the Comparator Group median.

Long-term Compensation. At the 2003 Annual Meeting, our stockholders approved the Incentive Performance Award Plan (“Award Plan”) which provides for awards similar to those authorized under the Omnibus Performance Award Plan, our former plan. No new awards will be made under the former plan, which provided for the granting of stock-based or cash-based incentive awards, the ultimate value of which was based on the Corporation’s performance under specified criteria. During 2003, the Committee granted nonqualified stock options, a restricted stock grant and Long Term Incentive Performance (“LTIP”) Award program awards under these plans.

In making long-term compensation awards, we look at the current economic value provided under long-term awards made by members of the Comparator Group, using standard statistical valuation techniques such as the Black-Scholes methodology. Long-term compensation awards are intended to provide the recipient the opportunity to receive a competitive level of long-term compensation where the actual amount received is linked to the performance of the Corporation. Stock options link compensation to the future return of the Corporation’s stock on an absolute basis whereas our LTIP Award program links compensation to stockholder return on a comparative basis with the stockholder return of other Fortune 500 companies.

Stock Awards

Stock options were awarded to executive officers and a group of approximately 2,700 key personnel in 2003. All options awarded have an exercise price equal to the closing market price of our common stock on the date of grant and are subject to a three-year vesting schedule. Information concerning the terms of stock option awards is shown in the footnotes to the table at page 26.

The competitive level of economic value determined by the Committee for the stock option component of long-term compensation is expressed as a multiple of base salary. Nevertheless, the Committee has discretion with regard to the number of options awarded to any individual executive and may adjust stock option awards to reflect performance or other factors.

Long-Term Incentive Performance Award Program

Under the LTIP Award program, a dollar target amount (the “Target Award”) is identified for each recipient, the amount of which is within our discretion. As in the case of stock options, the competitive level of economic value for this component of long-term compensation is expressed as a multiple of base salary. At the end of a specified performance period, the actual cash award a participant would be eligible to receive may be larger or smaller than the Target Award, or no award at all, depending on the relative ranking at the end of that period of our total stockholder return to the total stockholder return of the companies in the Standard & Poor’s 500 Index of companies at the beginning of the performance period. Award payments may range from 0 percent to 200 percent of the Target Award. To the extent any payment is made at the end of the performance period, 50 percent is payable in cash and 50 percent is deferred automatically as stock units that track the performance of the Corporation’s common stock for a period of two years. The allocation between the percentage paid in cash and the percentage deferred may be adjusted to satisfy Plan limitations. Information concerning additional terms of previous LTIP awards is shown in the footnotes to the table at page 28.

Relationship of Corporate Performance to Compensation

In making compensation decisions in 2003, the Committee reviewed the strategic, operational and financial results of the Corporation and the business areas and concluded that on balance, the Corporation had exceeded high performance expectations in most areas.

EXECUTIVE COMPENSATION

With respect to financial results, all key financial targets in the long-range plan were exceeded. In 2003, sales increased by 20 percent to a record level of $32 billion and backlog at year-end approximated $77 billion, also a record level. Earnings per share for 2003 were $2.34 as opposed to $1.11 for 2002.

In terms of operational results, the Corporation continued to demonstrate a high level of customer satisfaction and successful performance on existing business. In 2003, the Corporation successfully competed for nine out of ten strategic programs. Other operational achievements include our significant role in supporting Operation Iraqi Freedom, the success of the Atlas V Program and the first flight of the F-16 Block 60 fighter aircraft.

As to strategic results, the Corporation continued to implement its disciplined growth philosophy through establishment of the Integrated Systems & Solutions business area, divestiture of the commercial information technology business and the acquisition of significant federal information technology businesses. In addition, through its focused deployment of cash, the Corporation reduced debt by $1.4 billion, substituted $1 billion of debt at lower interest rates, repurchased 10.7 million common shares, and doubled the dividend rate. Cash was also used to support internal investments, including the completion of a corporate-wide leadership development center and the commencement of construction of a state of the art simulation and demonstration center.

In making its evaluation, the Committee also considered the disappointments this year, foremost of which were the tragic loss of the crew of the Columbia space shuttle and the tragedy at our Meridian, Mississippi facility. There were performance shortcomings as reflected in a NASA/NOAA weather satellite handling accident and F/A-22 program performance. In addition, total stockholder return on Lockheed Martin stock (change in stock price plus dividends) was disappointing. Although stockholder returns of negative 10 percent for 2003 (as compared to a positive 23 percent for the S&P Aerospace & Defense Index, positive 8 percent for the Peer Issuers Index and 29 percent for the S&P 500, all of which indices include Lockheed Martin) did not reflect a level of performance that exceeded expectations, total stockholder return, when viewed over the longer term, remained positive. Average annual returns of 16 percent and 5.5 percent were achieved over the prior 3 and 5-year periods, respectively. Such returns were superior to the S&P 500 and S&P Aerospace & Defense Index in both periods and better than the Peer Issuers Index in the three-year period and about the same as the Peer Issuers Index for the five-year period. Lockheed Martin’s three-year cumulative total stockholder return between 2001 and 2003 was 56 percent, placing the Corporation in the 82nd percentile ranking among S&P 500 companies.

Compensation in 2003

During 2003, Dr. Coffman earned a base salary increase of 9 percent and a bonus of $3,300,000.

Dr. Coffman’s long-term compensation consisted of 375,000 stock options and an LTIP award with a target of $5,100,000. The Committee made the stock option award and LTIP award at the beginning of 2003; these awards link Dr. Coffman’s future compensation directly with the future return on the Corporation’s stock.

Dr. Coffman also received a payout of $8,510,000 (of which $3,000,000 was payable in January 2004; the remaining $5,510,000 is not payable until January 2006) as the award due under the LTIP award granted in January 2001 (covering the performance period January 1, 2001 – December 31, 2003). The payment is 185 percent of the Target Award granted to Dr. Coffman for the 2001—2003 performance cycle and represents a ranking of the Corporation’s performance in the 82nd percentile of companies comprising the S&P 500 index on January 1, 2001 based on total stockholder return during the performance cycle.

Dr. Coffman’s total compensation, consisting of annual cash compensation and long-term

EXECUTIVE COMPENSATION

compensation awarded is expected to be at the higher level of the range of total compensation with respect to 2003 for companies included in the Comparator Group. His compensation is consistent with our philosophy (described earlier in this report), which rewards executives for sustained short-term and long-term performance and for total return to stockholders, as well as taking into account experience and time in position. In this respect the Committee credited Dr. Coffman for his outstanding reputation in the industry, his insight into customer requirements and the successful implementation of strategic initiatives involving deployment of cash and disciplined growth in the federal information technology arena.

For purposes of determining awards for the other named executive officers, the Committee measured the Corporation’s or business area’s performance against the various financial, operational and strategic factors discussed above, with operational and financial performance as the two most significant criteria. During 2003, for purposes of awarding bonuses under the MICP, particular emphasis was placed on orders, sales, cash-flow generation and earnings per share and the record of the business area or unit in performing on existing contracts and securing new business during 2003. The total compensation for the named executive officers, consisting of annual cash compensation and long-term compensation, is expected to be at the higher level of the Comparator Group range with respect to 2003.

Executive Compensation - Tax Deductibility

For Federal income tax purposes, publicly held corporations are not permitted to deduct compensation paid to any named executive in excess of $1 million unless it is performance-based. As discussed previously, stock option grants and LTIP awards under the Omnibus Plan are intended to meet the requirements for deductible performance-based compensation. We believe that the tax savings that would result from further action to reduce exposure to the $1 million limitation is of insufficient magnitude to warrant alteration to the present compensation system, which we believe is achieving our compensation objectives and which retains our flexibility to exercise subjective judgment in assessing an executive’s performance. The Committee has concluded that approximately $5.6 million of the compensation that would otherwise be deductible in 2003 is not deductible on account of the $1 million limitation.

Submitted by the Management Development and Compensation Committee
and Stock Option Subcommittee:

Gwendolyn S. King, Chairman	Eugene F. Murphy
E. C. “Pete” Aldridge, Jr.	Frank Savage
Douglas H. McCorkindale	Anne Stevens

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table shows annual and long-term compensation awarded, earned or paid for services in all capacities to the named executive officers for the fiscal year ended December 31, 2003. We paid no other annual or long-term compensation to the named executive officers during this period. Information in the “Option/SAR Grants in Last Fiscal Year” and “Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Values” relate to stock options and stock appreciation rights (SARs) with respect to our Corporation.

		Annual Compensation			Long-Term Compensation

					Awards		Payouts

				Other	Restricted	Securities		All
				Annual	Stock	Underlying	LTIP	Other
Name and Principal		Salary	Bonus	Compensation[1]	Awards[2]	Options/SARs	Payouts[3]	Compensation[4]
Position	Year	($)	($)	($)	($)	(#)	($)	($)

Vance D. Coffman	2003	1,684,615	3,300,000	200,956	0	375,000	8,510,000	67,269
Chairman and Chief	2002	1,553,846	2,600,000	260,660	0	450,000	6,700,000	119,598
Executive Officer	2001	1,409,615	3,000,000	115,390	0	450,000	2,457,000	105,091
Robert J. Stevens	2003	901,154	1,740,000	25,782	0	175,000	3,700,000	104,103
President and Chief	2002	835,000	1,330,000	205,167	0	200,000	1,350,000	95,828
Operating Officer	2001	766,154	1,600,000	13,741	0	200,000	409,500	58,422
Dain M. Hancock	2003	655,385	784,900	119,681	0	70,000	1,572,500	49,773
Executive Vice President	2002	610,385	603,600	31,680	0	80,000	1,500,000	30,842
Aeronautics	2001	561,538	900,000	22,836	0	90,000	318,500	2,532,696
Robert B. Coutts	2003	655,385	753,500	19,725	0	70,000	1,572,500	52,241
Executive Vice President	2002	610,385	603,600	22,338	0	80,000	1,500,000	34,315
Electronic Systems	2001	561,538	731,300	18,712	0	90,000	409,500	47,222
Albert E. Smith Executive Vice President	2003	655,385	753,500	216,415	0	70,000	1,572,500	55,975
Integrated Systems &	2002	610,385	603,600	217,727	0	80,000	1,500,000	31,396
Solutions	2001	561,538	731,300	313,097	0	90,000	305,960	22,885

NOTES TO TABLE:

(1)  Amounts reported under the column generally represent amounts reimbursed for the payment of taxes, financial counseling fees and perquisites. During 2003, the cost of the perquisites furnished to each executive officer, with the exception of Messrs. Coffman, Hancock and Smith, did not exceed the lesser of $50,000 or 10 percent of the total annual salary and bonus of that executive officer as reported in the table above. Amounts reported in 2003 for Dr. Coffman include corporate aircraft and personal travel charges of $90,669 and $84,507 for the payment of taxes. Included in the 2003 amounts reported for Mr. Smith are $73,728 for payment of taxes; $63,797 for relocation expenses; and $41,250 for home selling assistance. Included in the 2003 amounts reported for Mr. Hancock are $48,669 for the payment of taxes and $40,898 for corporate aircraft and personal travel charges.

(2)  75,000 shares of restricted stock were awarded to Dr. Coffman on July 20, 2000. Restrictions on one-half of the shares lapsed on July 20, 2002 and restrictions on the remaining one-half lapse on July 20, 2004. As of December 31, 2003, the 37,500 shares that remain restricted and subject to forfeiture have a value of $1,927,500. Until the restrictions lapse, Dr. Coffman has the right to receive cash dividends on the restricted stock, the right to vote the restricted stock and will generally have the rights and privileges of a stockholder except that he may not sell, transfer, assign, pledge, use as collateral or otherwise dispose of or encumber the restricted stock. Restrictions will terminate immediately upon his death or total disability as described in the award agreement. Any shares on which restrictions have not lapsed will be forfeited in the event that Dr. Coffman terminates his employment with the Corporation, except the shares will become nonforfeitable if following a change of control (as defined in the plan), he terminates employment for good cause (as such

EXECUTIVE COMPENSATION

term is defined in the award agreement) within two years of the change in control (and within six months from the date on which the circumstances constituting good cause exist).

(3)  Amounts included as LTIP payouts include amounts payable in cash to participants at the end of the performance period and amounts mandatorily deferred for an additional two years, in the form of phantom stock units, which remain forfeitable upon termination of employment prior to the end of the two year deferral period, except in the case of death, disability, divestiture, or layoff. Generally, the cash and deferred portions each represent 50 percent of the 2001—2003 LTIP payout except in the case of Dr. Coffman, whose cash payment is limited by the annual cap on cash payments under the former Omnibus Plan. The phantom stock units were reported in prior years’ proxies under the heading “Restricted Stock Awards” and are being reported in this year’s proxy under “LTIP Payouts.” The phantom stock units are reported at the time of the LTIP payout and not at the time of vesting. The cash portion of the LTIP payout for Messrs. Coffman, Stevens, Hancock, Coutts and Smith for the 2001 – 2003 performance period was $3,000,000; $1,850,000; $786,250; $786,250; and $786,250, respectively. The value as of December 31, 2003 for the portion of the LTIP payout mandatorily deferred as phantom stock units for the 2001 – 2003 performance period for Messrs. Coffman, Stevens, Hancock, Coutts and Smith was $5,510,000; $1,850,000; $786,250; $786,250; and $786,250, respectively and represents 105,644; 35,470; 15,075; 15,075; and 15,075 phantom stock units, respectively. LTIP participants have the opportunity to elect further deferral of all or a part of the cash portion of the LTIP payment or the phantom stock units under the DMICP until termination of service or beyond.

(4)  Amounts include the Corporation’s 2003 contributions under the Salaried Savings Plan for Messrs. Coffman, Stevens, Hancock, Coutts and Smith of $6,000; $3,692; $6,000; $3,692; and $8,000, respectively, and the Corporation’s 2003 contributions under the Supplemental Plan for Messrs. Coffman, Stevens, Hancock, Coutts and Smith of $61,269; $32,300; $20,181; $22,489; and $18,181, respectively. Payment in 2003 of accrued vacation in excess of 400 hours consistent with Corporate policy for each of Messrs. Stevens, Hancock, Coutts and Smith totaled $68,111; $23,592; $26,060; and $29,794, respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR 1

The following table presents additional information concerning the option awards shown in the Summary Compensation Table for fiscal year 2003. These options to purchase our common stock were granted to the named executive officers under the former Omnibus Plan2.

	Individual Grants

	Number of
	Securities	% of Total
	Underlying	Options/SARs	Exercise or Base
	Options/SARs	Granted to	Price		Grant Date
Name	Granted	Employees in 2003	($/Share)	Expiration Date	Present Value ($)[3]

Vance D. Coffman	375,000	5.6	51.10	01/27/2013	6,671,250
Robert J. Stevens	175,000	2.6	51.10	01/27/2013	3,113,250
Dain M. Hancock	70,000	1.1	51.10	01/27/2013	1,245,300
Robert B. Coutts	70,000	1.1	51.10	01/27/2013	1,245,300
Albert E. Smith	70,000	1.1	51.10	01/27/2013	1,245,300

NOTES TO TABLE:

(1)  No SARs were granted in 2003.

EXECUTIVE COMPENSATION

(2)  Awards are granted at the discretion of the Stock Option Subcommittee, an independent subcommittee of the Board of Directors made up of non-employee directors, upon the recommendation of management. Under the January 2003 grant award agreements, options vest and become exercisable in three equal installments on the first, second and third anniversary dates following the grant. Options expire 30 days following termination of employment, except in instances following death, disability, divestiture, layoff or retirement. In the event of death or disability, all outstanding options vest immediately and will expire ten years after the date of grant (i.e., the normal expiration date of the grant). In cases of layoff, the vesting dates and term of all outstanding options is unaffected. In cases of divestiture, the vesting schedule of any unvested options will be unaffected and all outstanding options will terminate five years from the effective date of the divestiture or on the option’s normal expiration date, whichever occurs first. In cases of retirement on or after the first vesting date, the vesting dates and term of all outstanding options will be unaffected by retirement. Generally, retirement before the first vesting date results in forfeiture of the award. In the event of a change of control, all options vest.

(3)  The present value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: risk-free interest rate – 2.91 percent; dividend yield – 1.00 percent; volatility – 0.387; and expected option life – 5 years.

AGGREGATED OPTION/SAR1 EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES

The following table shows information for the named executive officers concerning:

(i)  exercise of stock options during 2003 and

(ii)  the number and values of unexercised stock options as of December 31, 2003.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options/SARs at Fiscal		In-The-Money
		Value	Year End		Options/SARs at Fiscal Year End
	Shares Acquired	Realized
Name	on Exercise (#)	($)	Exercisable	Unexercisable	Exercisable ($)	Unexercisable ($)

Vance D. Coffman	0	0	1,415,000	600,000	13,352,375	337,500
Robert J. Stevens	0	0	273,100	275,000	2,376,353	152,500
Dain M. Hancock	0	0	264,425	110,000	4,669,112	61,000
Robert B. Coutts	0	0	166,000	110,000	1,724,925	61,000
Albert E. Smith	0	0	115,000	110,000	1,021,000	61,000

NOTES TO TABLE:

(1)	There were no SAR exercises in 2003.

EXECUTIVE COMPENSATION

LONG-TERM INCENTIVE PLANS – AWARDS IN LAST FISCAL YEAR

This table shows grants to the named executives of LTIP Awards awarded during 2003 pursuant to the former Omnibus Plan1.

		Performance or	Estimated Future Payouts
	Number of Shares,	Other Period Until	Under Non-Stock Price-Based Plans
	Units or Other	Maturation or
Name	Rights	Payout	Threshold[2]	Target[3]	Maximum[4]

Vance D. Coffman	—	01/01/03 – 12/31/05	1,275,000	5,100,000	10,200,000
Robert J. Stevens	—	01/01/03 – 12/31/05	500,000	2,000,000	4,000,000
Dain M. Hancock	—	01/01/03 – 12/31/05	237,500	950,000	1,900,000
Robert B. Coutts	—	01/01/03 – 12/31/05	237,500	950,000	1,900,000
Albert E. Smith	—	01/01/03 – 12/31/05	237,500	950,000	1,900,000

NOTES TO TABLE:

(1)  Awards are granted at the discretion of the Stock Option Subcommittee, an independent subcommittee of the Board of Directors made up of non-employee directors, upon the recommendation of management. Under the January 2003 grant award agreements, each award recipient was assigned a dollar target. The amount earned at the end of the three-year performance period may be more or less than the target, depending upon the Corporation’s Total Stockholder Return (“TSR”) relative to the TSR of each of the other corporations in the Standard & Poor’s 500 Index at the beginning of the period which continue to trade through the end of the period. At the end of the performance period, a percent (generally 50 percent) of the amount earned is payable; payment of the remaining portion of the award is deferred for two years and treated during that period as if it were invested in the Corporation’s common stock. Amounts deferred become payable on the second anniversary date of the end of the performance period. Awards are forfeited following termination of employment prior to the end of the performance period (or second anniversary of the end of the performance period in the case of the deferred portion), except in instances following death, divestiture, disability, retirement or layoff, in which case the award shall be prorated accordingly. In the event of a change of control during the performance period, the performance period shall terminate and a pro-rated portion of an award shall be paid to the participant. If a change of control occurs after the end of the performance period but before the second anniversary of the end of the performance period, the remaining portion of the award will be payable.

(2)  Assuming any payment is earned, the minimum amount payable under the plan is 25 percent of the target, payable if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the Standard & Poor’s 500 Index is equal to or exceeds the 40th percentile ranking. If the Corporation’s TSR performance is below the 40th percentile ranking, the amount payable is zero.

(3)  The target award is payable under the plan if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the Standard & Poor’s 500 Index is equal to or exceeds the 60th percentile ranking.

(4)  The maximum award of 200 percent of target is payable under the plan if the Corporation’s TSR relative to the TSR performance of other corporations (adjusted to reflect the effects of company mergers during the period) in the Standard & Poor’s 500 Index is equal to or exceeds the 85th percentile ranking.

EXECUTIVE COMPENSATION

Executive Benefits

The Lockheed Martin Post-Retirement Death Benefit Plan for Elected Officers provides a death benefit for retired elected officers at a level of 1.5 times the officer’s base salary at the time of retirement. During active employment, our elected officers are provided personal liability insurance coverage of $5 million and accidental death and dismemberment coverage of $1 million. Elected corporate officers are also eligible for reimbursement of financial counseling expenses up to an annual amount of 3-1/2 percent of base salary or $10,000, whichever is less.

Deferred Management Incentive Compensation Plan

The DMICP provides certain key management employees the opportunity to elect annually to defer, until termination of service or beyond, the receipt of all or a portion of incentive compensation awards under the MICP and any amounts payable as LTIP Awards. The DMICP provides that a participant may choose, at the time the MICP deferral election is made, between two accounts (the “Interest Investment Option” or the “Stock Investment Option”). Under the Stock Investment Option, earnings on deferred amounts will accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends). Under the Interest Investment Option, earnings on deferred amounts will accrue at a rate equivalent to the then published rate for computing the present value of future benefits under Cost Accounting Standard No. 415, Deferred Compensation. All amounts accumulated under the plan must be paid in a lump sum within 15 days following a change of control (as defined in the plan document).

Defined Contribution Plans

We sponsor a number of different defined contribution plans which cover nearly all our employees. During 2003, the Salaried Savings Plan covered the named executive officers.

The Salaried Savings Plan permits eligible employees to make regular savings contributions on a pre-tax or after-tax basis. For the year ended December 31, 2003, participants could contribute up to 17 percent of their current base salary (maximum of 16 percent on a pre-tax basis) subject to Internal Revenue Code limitations. Employees who are at least 50 years of age are allowed to make “Catch-up Contributions” in accordance with the Internal Revenue Code. In addition, we made a matching contribution to each participant’s account equal to 50 percent of up to the first 8 percent of compensation contributed by the participant.

All contributions to the Salaried Savings Plan are 100 percent vested. Full distribution under the Salaried Savings Plan is generally available upon the termination, layoff, retirement, disability or death of the participant.

Participants in the Salaried Savings Plan may direct the investment of employee contributions among 14 different investment options including unitized funds invested in our common stock and a self-managed brokerage account. All of our matching contribution is invested in the ESOP Stock Fund, which is in part funded by an employee stock ownership feature of the plan.

Because of Internal Revenue Code limitations on annual contributions to the Salaried Savings Plan, certain employees are not allowed to elect to contribute the maximum 17 percent of compensation otherwise permitted by the Salaried Savings Plan. The Supplemental Plan has been established for certain Salaried Savings Plan participants affected by these limits. The investment options available under the Salaried Savings Plan, including investments in our common stock, are available under the Supplemental Plan with the exception of the self-managed account, with investments in the

EXECUTIVE COMPENSATION

Supplemental Plan reflecting only bookkeeping entries rather than actual purchases of the underlying instruments. The investment elections made by a participant under the Supplemental Plan need not be the same as his or her investment elections under the Salaried Savings Plan. The Supplemental Plan provides for payment following termination of employment in a lump sum or up to 20 annual installments. All amounts accumulated and unpaid under the Supplemental Plan must be paid in a lump sum within 15 calendar days following a change in control (as defined in the plan document).

Pension Plans

We sponsor a number of pension plans for employees. During 2003, the named executive officers participated in the Lockheed Martin Retirement Program (“LMRP”), which is made up of a number of component pension plans, including the:

•	Lockheed Martin Corporation Retirement Plan for Certain Salaried Employees (the “Lockheed Plan”) which covers former Lockheed employees; and

•	Lockheed Martin Corporation Retirement Income Plan (the “Martin Plan”) which covers former Martin Marietta employees.

The calculation of retirement benefits under the LMRP is determined by a formula which takes into account the participant’s years of credited service and average compensation for the highest three years of the last ten years of employment with the Corporation preceding retirement. Average compensation includes the employee’s normal rate of pay (without overtime), bonuses earned under the MICP and lump sum payments in lieu of a salary increase. Normal retirement age is 65; however, benefits are payable as early as age 55 at a reduced amount or without reduction at age 60. Certain employees who retire between ages 60 and 62 are eligible for supplemental payments ending at age 62.

Participants in the Lockheed or the Martin Plan will receive a pension calculated in accordance with the formula used in the LMRP for all service or if the pension benefit would be greater, in accordance with the heritage plan formula for service through June 30, 2002, plus the LMRP formula for service after that date.

The heritage plan formula for calculating pension benefits under the Lockheed Plan is similar to that used in the LMRP except that average compensation is based on the highest five consecutive years of the last ten years of employment. In addition, if an employee’s age and years of credited service equal or exceed 85, a participant can retire as early as age 55 without reduction to the portion of the pension benefit attributable to service through June 30, 2002.

The formula for calculating pension benefits under the Martin Plan is similar to that used in the LMRP. In addition, the Martin Plan also contains Personal Pension Accounts (PPA) and Voluntary Pension Accounts (VPA) for employees who became employees of Martin Marietta as a result of the GE Aerospace business combination. These account balances are available as a lump sum at termination or can be converted to an annuity.

Certain salaried employees also participate in nonqualified supplemental retirement plans. These supplemental plans pay benefits in excess of Internal Revenue Code limits on qualified plan benefits or in some instances in accordance with a grandfathered or special pension formula. The supplemental plans generally pay benefits at the same time and in the same form as benefits are paid under the LMRP, although lump sum payments are available under some supplemental plans. The plans providing supplemental benefits to the Lockheed Plan provide that any participant receiving annuity benefits under such plans at the time of a change in control of Lockheed, as defined, will receive, in lieu of the continuation of such annuity payments, the actuarial equivalent of such

EXECUTIVE COMPENSATION

benefits in a lump sum payable within 30 calendar days following the change in control.

As of December 31, 2003, the estimated annual benefits payable upon retirement at age 65 for the individuals named in the compensation table, based on continued employment at current compensation, are as follows: Dr. Coffman $3,212,023; Mr. Stevens $923,897; Mr. Hancock $773,172; Mr. Coutts $935,489; and Mr. Smith $598,620. These amounts (as do the amounts shown on the tables) include benefits payable under the supplemental plans. The years of credited service as of December 31, 2003 for Messrs. Coffman, Stevens, Hancock, Coutts, and Smith were 36 years, 16 years, 36 years, 31 years, and 16 years, respectively.

For Messrs. Coffman, Stevens, Hancock and Coutts, the LMRP formula for all service yields the greater projected benefit. In addition to the LMRP determined benefit, Mr. Coutts will receive the value of contributions he made prior to January 1, 1995 in the form of a lump sum or a five year certain life annuity. Based on current interest rates, the annual payment under the five-year certain life annuity beginning at age 65 is projected to be $5,891. For Mr. Smith, the Lockheed Plan formula for service until June 30, 2002 and the LMRP formula for service thereafter yields the greater projected benefit. The amounts listed on the following table are not subject to any deduction for Social Security benefits or other offsets and are computed as single life annuities. The pension table shows the estimated annual benefits payable upon retirement for specified earnings and years of service under the LMRP.

EXECUTIVE COMPENSATION

Maximum Annual Benefit Payable Upon Normal Retirement
Lockheed Martin Retirement Program1

3-Year Average	15 Years of	20 Years of	25 Years of	30 Years of	40 Years of	45 Years of
Compensation	Service	Service	Service	Service	Service	Service

$100,000	$21,808	$29,113	$36,418	$43,723	$58,635	$63,653
150,000	33,058	44,113	55,168	66,223	88,635	97,403
200,000	44,308	59,113	73,918	88,723	118,635	131,153
300,000	66,808	89,113	111,418	133,723	178,635	198,653
400,000	89,308	119,113	148,918	178,723	238,635	266,153
500,000	111,808	149,113	186,418	223,723	298,635	333,653
600,000	134,308	179,113	223,918	268,723	358,635	401,153
700,000	156,808	209,113	261,418	313,723	418,635	468,653
800,000	179,308	239,113	298,918	358,723	478,635	536,153
900,000	201,808	269,113	336,418	403,723	538,635	603,653
1,000,000	224,308	299,113	373,918	448,723	598,635	671,153
1,200,000	269,308	359,113	448,918	538,723	718,635	806,153
1,400,000	314,308	419,113	523,918	628,723	838,635	941,153
1,600,000	359,308	479,113	598,918	718,723	958,635	1,076,153
1,800,000	404,308	539,113	673,918	808,723	1,078,635	1,211,153
2,000,000	449,308	599,113	748,918	898,723	1,198,635	1,346,153
2,500,000	561,808	749,113	936,418	1,123,723	1,498,635	1,683,653
3,000,000	674,308	899,113	1,123,918	1,348,723	1,798,635	2,021,153
3,500,000	786,808	1,049,113	1,311,418	1,573,723	2,098,635	2,358,653
4,000,000	899,308	1,199,113	1,498,918	1,798,723	2,398,635	2,696,153
4,500,000	1,011,808	1,349,113	1,686,418	2,023,723	2,698,635	3,033,653
5,000,000	1,124,308	1,499,113	1,873,918	2,248,723	2,998,635	3,371,153
5,500,000	1,236,808	1,649,113	2,061,418	2,473,723	3,298,635	3,708,653
6,000,000	1,349,308	1,799,113	2,248,918	2,698,723	3,598,635	4,046,153

NOTE TO TABLE:

(1)  All figures listed in the chart above are benefits payable under the greater of the Lockheed Martin Retirement Program or the Lockheed Martin Retirement Plan for Certain Salaried Employees.

EXECUTIVE COMPENSATION

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Lockheed Martin’s equity compensation plans that authorize the issuance of shares of Lockheed Martin common stock to employees and directors. The information is provided as of December 31, 2003.

	(a)	(b)	(c)

Number of securities
remaining available for future
issuance under equity
	Number of securities to be	Weighted-average exercise	compensation plans
	issued upon exercise of	price of outstanding	(excluding securities
	outstanding options,	options, warrants and	reflected
Plan category	warrants and rights (#)	rights ($)	in column (a)) (#)

Equity compensation plans approved by security holders[1,2,3,5]	33,827,920	$43.11	23,407,659
Equity compensation plans not approved by security holders[4]	—	—	—
Total[5]	33,827,920	$43.11	23,407,659

NOTES TO TABLE:

(1)  Amounts include the Award Plan, the former Omnibus Plan and the Directors’ Equity Plan, all of which have been approved by the stockholders of the Corporation.

(2)  As of December 31, 2003 there were 22,475,000 shares available for grant under the Award Plan as options, stock appreciation rights, restricted stock or stock units; there are no restrictions on the number of the available shares that may be issued in respect of stock appreciation rights or stock units. No more than 18 percent of shares authorized under the Plan (4,050,000 shares) may be issued as restricted stock. Of the 22,475,000 shares available for grant on December 31, 2003, 7,299,400 shares are issuable pursuant to options granted on January 29, 2004. Amounts in column (c) also include 926,426 shares that may be issued under the Directors’ Equity Plan and 6,233 shares that may be issued under the Directors’ Deferred Stock Plan, a plan that was approved by the stockholders in 1995; effective May 1, 1999 no additional shares may be awarded under the Directors’ Deferred Stock Plan. Stock units payable in cash only under the Award Plan, former Omnibus Plan or other plans sponsored by Lockheed Martin are not included in the table.

(3)  Under the Directors’ Equity Plan, each director may elect to receive stock units, options or a combination of stock units and options with a fair market value on January 15 equal to $75,000.

(4)  None

(5)  Amounts exclude options granted under equity compensation plans that were subsequently assumed by the Corporation. Options issued by Lockheed Corporation and Martin Marietta Corporation were assumed in connection with the formation of Lockheed Martin in 1995, and options issued by COMSAT Corporation were assumed as part of the completion of the Corporation’s acquisition of COMSAT in 2000. At December 31, 2003 a total of 1,652,279 shares of Lockheed Martin common stock were issuable upon the exercise of the assumed options that remain outstanding. The weighted average exercise price of those outstanding options was $22.23 per share. The amounts also exclude 7,215 stock grants held in a trust pursuant to the Deferred Compensation Plan for Directors of Lockheed Corporation. No further grants may be made under the assumed plans.

PROPOSALS YOU MAY VOTE ON

ELECTION OF DIRECTORS
(Proposal # 1 on Proxy Card)

There are 14 nominees for election to the Board of Directors this year, and their biographical information is provided below. Each nominee is currently serving as a director.

Dr. Coffman has announced his retirement as an employee and Chief Executive Officer of the Corporation, effective August 6, 2004. The Board has selected Mr. Stevens to serve as Chief Executive Officer and President following Dr. Coffman’s retirement. Dr. Coffman plans on serving as a non-employee Chairman of the Board of Directors until the 2005 Annual Meeting.

Directors are expected to attend the Annual Meeting. All directors nominated for election at the 2003 Annual Meeting attended the 2003 Annual Meeting. Mr. Ralston was elected by the stockholders at the 2003 Annual Meeting and Mr. Aldridge was elected to the Board in June 2003. All directors are elected to a one-year annual term that will end at the 2005 Annual Meeting. If any of the nominees are unable to stand for reelection at the 2004 Annual Meeting (an event which is not anticipated), the Board may reduce its size or designate a substitute. If a substitute is designated, proxies may vote for the substitute nominee or refrain from voting for any other nominee at their discretion. If any other matters come before the stockholders at the Annual Meeting, the persons holding the proxies will vote in their discretion the shares represented by proxy. Directors’ ages are as of the 2004 Annual Meeting.

The Board unanimously recommends a vote FOR each of the director-nominees.

E. C. “Pete” Aldridge, Jr. (65)
Director since June 2003

Named by President Bush to Chair the President’s Commission on the Implementation of the U.S. Space Exploration Vision, January 2004; Under Secretary of Defense (Acquisition, Technology, and Logistics) from May 2001 until his retirement in May 2003. President and Chief Executive Officer of The Aerospace Corporation from March 1992 until May 2001; President of the McDonnell Douglas Electronic Systems Company from December 1988 until March 1992; Secretary of the Air Force from June 1986 until December 1988; and Under Secretary of the Air Force from 1981 until 1986. Director of United Industrial Corp. from 1993 to 2001; director of Global Crossing Ltd.

Nolan D. Archibald (60)
Director since April 2002

Chairman of the Board and Chief Executive Officer of The Black & Decker Corporation since 1986, President of The Black & Decker Corporation since 1985, and Chief Operating Officer of The Black & Decker Corporation from 1985 to 1986. Held various management positions at Beatrice Companies, Inc., from 1977 to 1985, including Senior Vice President and President of the Consumer & Commercial Products Group; director of The Black & Decker Corporation and Brunswick Corporation.

Norman R. Augustine (68)
Director since March 1995

Lecturer with the rank of Professor, Department of Mechanical and Aerospace Engineering, School of Engineering and Applied Science, Princeton University, from September 1997 until July 1999; Chairman of Lockheed Martin from January 1997 until retirement as Chairman in April 1998, Chief Executive Officer of Lockheed Martin from January 1996 until retirement in August 1997, Vice Chairman of Lockheed Martin from April 1996 through December 1996, President of Lockheed Martin from March 1995 to June 1996; Chief Operating Officer of Martin Marietta Corporation (“Martin Marietta”) from April 1987 to December 1987, Vice Chairman and Chief Executive Officer from December 1987 to April 1988, Chairman and Chief Executive Officer from April 1988 to March 1995, director of Martin Marietta from

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1986 to 1995; director of The Black & Decker Corporation, ConocoPhillips and The Procter & Gamble Company.

Marcus C. Bennett (68)
Director since March 1995

Executive Vice President and Chief Financial Officer of Lockheed Martin from July 1996 until his retirement in January 1999, Senior Vice President and Chief Financial Officer of Lockheed Martin from March 1995 to July 1996; Vice President and Chief Financial Officer of Martin Marietta from 1988 to 1995; director of Martin Marietta from 1993 to 1995; director of Carpenter Technology, Inc. from 1998 to 2001; director of Martin Marietta Materials, Inc.

Vance D. Coffman (60)
Director since January 1996

Chairman of Lockheed Martin since April 1998, Chief Executive Officer of Lockheed Martin since August 1997, President of Lockheed Martin from October 1999 until April 2000 and from June 1996 until August 1997, Vice Chairman of Lockheed Martin from August 1997 to April 1998, Chief Operating Officer of Lockheed Martin from January 1996 until August 1997, Executive Vice President of Lockheed Martin from January to June 1996, President and Chief Operating Officer of Lockheed Martin Space & Strategic Missiles Sector from March 1995 to December 1995; Executive Vice President of Lockheed from 1992 to 1995, and President of Lockheed Space Systems Division from 1988 to 1992; director of Bristol-Myers Squibb Company and 3M Company.

Gwendolyn S. King (63)
Director since March 1995

President of Podium Prose, a Washington, D.C. speaker’s bureau and speechwriting service. Founding Partner, The Directors’ Council, a corporate board search firm, since October 2003; Senior Vice President of Corporate and Public Affairs of PECO Energy Company (formerly Philadelphia Electric Company) from October 1992 until her retirement in February 1998; Commissioner of the Social Security Administration from August 1989 to September 1992; director of Martin Marietta from 1992 to 1995; director of Pharmacia from 1999 to 2003; director of Monsanto Company, Marsh and McLennan Companies, Inc. and Countrywide Financial Corporation.

Douglas H. McCorkindale (64)
Director since April 2001

Chairman of Gannett Co., Inc. (“Gannett”) since February 1, 2001, Chief Executive Officer of Gannett since June 1, 2000, President of Gannett since 1997, Vice Chairman of Gannett from 1984 to January 31, 2001, Chief Financial Officer of Gannett from 1979 to 1997, Chief Administrative Officer of Gannett from 1985 to 1997; director of Global Crossing Ltd. from 1997 to 2001; director of Gannett, Continental Airlines, Inc. and a director or trustee of numerous Mutual Funds in the Prudential Group of Newark, NJ.

Eugene F. Murphy (68)
Director since March 1995

Vice Chairman and Executive Officer of General Electric Company from September 1997 until his retirement in July 1999, President and Chief Executive Officer of GE Aircraft Engines from 1993 to September 1997, President and Chief Executive Officer of GE Aerospace from 1992 to 1993, Senior Vice President of GE Communications & Services from 1986 to 1992; director of Martin Marietta from 1993 to 1995; director of General Electric Company from 1997 to 1999; director of BellSouth Corporation.

Joseph W. Ralston (60)
Director since April 2003

Vice Chairman of The Cohen Group, Washington, D.C. since March 2003. Retired from active duty on March 1, 2003. Commander, U.S. European Command and Supreme Allied Commander Europe, NATO, Mons, Belgium from May 2000 until January 2003. Vice Chairman, Joint Chiefs of Staff,

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Washington, D.C. from March 1996 – April 2000; since 1965, served in operational command at squadron, wing, numbered air force and major command, as well as various staff and management positions at every level of the Air Force; director of The Timken Company and URS Corporation.

Frank Savage (65)
Director since March 1995

Chief Executive Officer of Savage Holdings LLC since August 2001; Chairman of Alliance Capital Management International, a division of Alliance Capital Management LP, an investment management company from 1993 to July 31, 2001; Chairman of the Board of Alliance Corporate Finance Group, Inc. since 1993; Senior Vice President of The Equitable Life Assurance Society of the United States from 1987 to 1996; Chairman of the Board of Equitable Capital Management Corporation from 1992 to 1993, Vice Chairman of the Board of Equitable Capital Management Corporation from 1986 to 1992; trustee of Johns Hopkins University and Chairman of the Board of Trustees of Howard University; director of Lockheed from 1990 to 1995; director of Enron Corporation from 1999 to 2002; director of Alliance Capital Management L.P. and Qualcomm Inc.

Anne Stevens (55)
Director since September 2002

Group Vice President, Canada, Mexico and South America, Ford Motor Company since October 2003, Vice President, North America Vehicle Operations of Ford Motor Company from August 2001 to October 2003, Vice President, North America Assembly Operations of Ford Motor Company from April 2001 to August 2001. Held various management positions at Ford Motor Company from 1990 up to the present, including executive director in Vehicle Operations in North America. Held various engineering, manufacturing and marketing positions at Exxon Chemical Co. before joining Ford. Trustee of Drexel University.

Robert J. Stevens (52)
Director since October 2000

President and Chief Operating Officer of Lockheed Martin since October 23, 2000, Executive Vice President and Chief Financial Officer of Lockheed Martin from October 1999 to March 2001, Vice President of Strategic Development of Lockheed Martin from November 1998 to October 1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environment Sector from January 1998 to June 1999; President of Lockheed Martin Air Traffic Management Division from June 1996 through January 1998; Executive Vice President and Senior Vice President and Chief Financial Officer of Air Traffic Management from December 1993 to May 1996; General Manager of Loral Systems Manufacturing Company from 1987 to 1993; director of Monsanto Company.

James R. Ukropina (66)
Director since March 1995

Chief Executive Officer, Directions, LLC and Of Counsel, O’Melveny & Myers LLP (Partner from 1992 – 2000); member of the Board of Trustees of Stanford University from 1990 to 2000; director of Lockheed from 1988 to 1995; director of Central Natural Resources Inc. and Indymac Bancorp, Inc.

Douglas C. Yearley (68)
Director since March 1995

Chairman Emeritus of the Board of Phelps Dodge Corporation (“Phelps Dodge”), Chairman of the Board of Phelps Dodge from 1989 until his retirement in May 2000, Chief Executive Officer of Phelps Dodge from 1989 to 1999, President of Phelps Dodge from 1991 to 1997, Executive Vice President of Phelps Dodge from 1987 to 1989, President of Phelps Dodge Industries, a division of Phelps Dodge, from 1988 to 1990, Senior Vice President of Phelps Dodge from 1982 to 1986; director of Phelps Dodge Corporation from 1986 to 2000; director of Lockheed from 1990 to 1995, J.P. Morgan & Co. Incorporated, Morgan Guaranty Trust

PROPOSALS YOU MAY VOTE ON

Company of New York from 1993 to 2000, Southern Peru Copper Corporation from 1991 to 2000, USX Corporation from 1992 to 2001; director of United States Steel Corporation, Marathon Oil Corporation and Heidrick and Struggles International, Inc.

We recommend that you vote FOR the election of these directors.

RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
(Proposal #2 on Proxy Card)

The Audit and Ethics Committee has appointed Ernst & Young LLP as the independent auditors to audit our books, records, and accounts for the year ending December 31, 2004. Ernst & Young LLP served as our independent public accountants in 2003. The services provided to the Corporation by Ernst & Young LLP for the last fiscal year are described under the caption “Fees Paid to Independent Auditors” below. Stockholder approval of the appointment is not required. The Board believes that obtaining stockholder ratification of the appointment is sound governance practice.

Representatives of Ernst & Young LLP are expected to be available at the Annual Meeting to respond to appropriate questions and to make a statement if they desire.

The Board unanimously recommends a vote FOR the ratification of appointment of Ernst & Young LLP as independent auditors in 2004.

Pre-Approval of Audit Services

The Audit and Ethics Committee has adopted a policy that requires pre-approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval of specific categories of services up to pre-established fee thresholds. Unless the type of service has been pre-approved, the Committee must approve that specific service before the independent auditor may perform it. In addition, separate approval is required if the amount of fees for any pre-approved category of service exceeds the fee thresholds established by the Committee. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services provided that the member must report any pre-approval decisions to the Committee at its next scheduled meeting.

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Fees Paid to Independent Auditors

The following table presents the fees billed by Ernst & Young LLP for audit, audit-related services, tax services and all other services rendered for 2003 and 2002. The presentation in the table differs from the presentation in last year’s proxy due to a change in regulations.

Ernst & Young Fees	2003	2002
Audit Fees[1]	$8,300,000	$7,400,000
Audit-Related Fees[2]	$1,300,000	$3,300,000
Tax Fees[3]	$5,400,000	$7,400,000
All Other Fees[4]	$1,800,000	$1,600,000

NOTES TO TABLE:

(1)  Audit fees principally include the annual audit of the consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters.

(2)  Audit-related fees principally include employee benefit plan audits, services related to acquisitions and divestitures, and internal control reviews and assistance.

(3)  Tax fees principally include expatriate tax services, tax compliance services for foreign subsidiaries, and domestic tax advisory services related to state and local tax services, export sales, and other tax matters.

(4)  All other fees principally include government contract services.

All fees were pre-approved in accordance with the Audit and Ethics Committee pre-approval policy. The Audit and Ethics Committee considered and concluded that the provision of those services by Ernst & Young LLP was compatible with the maintenance of the auditor’s independence in conducting its auditing functions.

STOCKHOLDER PROPOSALS

STOCKHOLDER PROPOSAL
By Evelyn Y. Davis
(Proposal #3 on Proxy Card)

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C., 20037, the owner of 648 shares of common stock of the Corporation has notified Lockheed Martin that she intends to present the following proposal at this year’s Annual Meeting:

RESOLVED: That the stockholders of Lockheed Martin assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

REASONS: Full disclosure on these matters is essential at Lockheed Martin because of its

PROPOSALS YOU MAY VOTE ON

many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies

Last year the owners of 9,416,124 shares representing almost 3% of the shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution.

The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:

The Corporation has many current employees who over the course of their working lives may have once worked for federal, state or local government. The Corporation’s businesses are very dependent on having qualified and experienced engineers, technicians and administrators with prior government service. Such service fits naturally and compatibly with the Corporation’s businesses. Several federal statutes and standards of conduct control the activities of some employees who retire from or leave government service. These statutes and regulations address post-government employment activities. Responsibility for compliance with these statutes and regulations rests with former government employees, as well as their employers.

Lockheed Martin’s policy is to involve its Legal, Human Resources, and often Procurement functions as applicable, before engaging in any discussions with government employees about employment with or acquisition of services by Lockheed Martin. The solicitation and recruitment of active government employees is prohibited.

A former military or federal government employee being considered as a new employee or as a consultant must complete a detailed questionnaire regarding his or her former government responsibilities. An applicant typically provides the Corporation with a letter provided to him or her by his or her former government agency ethics official, which outlines any conflict of interest restriction on that individual’s post-government employment. These responses, together with the agency conflict of interest letter, are reviewed by the Corporation to ensure that the individual, if hired or retained, remains in full compliance with all applicable conflict of interest laws and regulations, including any post-government employment conflict of interest restrictions.

Pursuant to the Lobbying Disclosure Act of 1995, the names and former government employment of all lobbyists used by the Corporation are publicly available.

Preparation of a separate listing of those employed by the Corporation with previous government experience as called for in the proposed resolution would be costly, would add nothing to the Corporation’s current practices for complying with post-government employment conflict of interest restrictions, and would duplicate much of the public information already required by law.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

STOCKHOLDER PROPOSAL
By John Chevedden
(Proposal #4 on Proxy Card)

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278-2453, the owner of 50 shares of common stock of the Corporation has notified Lockheed Martin that he intends to present the following proposal at this year’s Annual Meeting:

     Shareholder Input on a Poison Pill

RESOLVED: Shareholders request that our Directors increase shareholder voting rights and submit the adoption, maintenance or extension of any poison pill to a shareholder vote. Also once this proposal is adopted, dilution or removal of this proposal is requested to be submitted to a shareholder vote at the earliest possible shareholder election. Directors have discretion to set the earliest election date and in responding to shareholder votes.

PROPOSALS YOU MAY VOTE ON

We as shareholders voted in support of this topic:

Year	Rate of Support
2003	44%

This percentage is based on yes and no votes cast. I believe this level of shareholder support is impressive because this support followed our Directors’ objections. Also more than 25% of our stock is held by insiders with potential conflicts of interest.

I believe that shareholders are more likely to vote in favor of this proposal topic if shareholders have the staff and/or resources to thoroughly evaluate the best corporate governance practices. Our Directors have not provided any management position evidence that they consulted with a corporate governance authority who supported this proposal topic.

I do not see how our Directors object to this proposal because it gives our Directors the flexibly to ignore our shareholder vote. I believe a 44% vote at our company with 25% of stock held by insiders is strong signal of shareholder concern. This topic also won an overall 60% yes-vote at 79 companies in 2003.

     Poison Pill Negative

The key negative of poison pills is that pills can preserve management deadwood instead of protecting investors.

     Source: Moringstar.com

     Diluted Stock

An anti-democratic management scheme to flood the market with diluted stock is not a reason that a tender offer for our stock should fail.

     Source: The Motley Fool

     Like a Dictator

Poison pills are like a dictator who says, “Give up more of your freedom and I’ll take care of you.

     T. J. Dermot Dunphy, CEO of Sealed Air (NYSE) for 25 years

     Prevent a Sense of Entrenchment

I believe that greater shareholder input could give our Directors an incentive to deal effectively with key shareholder value and integrity issues such as:

Our Director Frank Savage, an Enron director before and after Enron’s implosion, remains on our Board. This is in spite of two consecutive near record negative votes from us. Furthermore, Mr. Savage ran unopposed.

I believe our Directors could make a token response – hoping to gain points in the new corporate governance rating systems. A reversible response, which could still allow our directors to give us a poison pill with not even a subsequent vote, would not substitute for this proposal.

     Council of Institutional Investors Recommendation

The Council of Institutional Investors www.cii.org. whose members have $2 trillion invested, called for shareholder approval of poison pills.

Shareholder Input on a Poison Pill
Yes on 4

The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:

Lockheed Martin does not have a Shareholder Rights Plan. The Corporation has been a leader in corporate governance since its formation in 1995. Highlights include: all of the company’s directors are elected annually; a majority of the Board is comprised of independent directors; members of all key committees are independent; and our financial disclosure practices are frequently cited as exemplary in the industry. A Shareholder Rights Plan or “Poison Pill” has never been adopted and the Board of Directors has no intention of adopting one at this time.

The Board of Directors believes one of its charges is to enhance shareholder value by adopting and maintaining sound governance practices; however, this responsibility does not include making unwise and untimely decisions that may harm the very shareholder value that

PROPOSALS YOU MAY VOTE ON

the Board is charged with protecting. The proposal submitted by the proponent would achieve exactly this undesirable end by restricting the actions of future boards. Specifically, adoption of this proposal would set in motion a process that would not provide adequate time for the Board to conduct a thorough analysis of a potential transaction and make an informed decision. It also would hamper the Board’s flexibility in pursuing and evaluating other potential alternatives.

If the Board of Directors does choose to adopt a Shareholder Rights Plan or “Poison Pill,” the Board will seek shareholder ratification within 12 months from the date of adoption.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

STOCKHOLDER PROPOSAL
By United Association S&P 500 Index Fund
(Proposal #5 on Proxy Card)

The United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, PA 19456, the owner of 27,738 shares of common stock of the Corporation has notified Lockheed Martin that they intend to present the following proposal at this year’s Annual Meeting:

     Auditor Independence Proposal

Resolved, that the shareholders of Lockheed Martin Corporation (“Company”) request that the Board of Directors and its Audit Committee adopt a policy stating that the public accounting firm retained by our Company to audit the Company’s financial statements will perform only “audit” and “audit-related” work for the Company and not perform services generating “tax fees” and “all other fees” as categorized under U.S. Securities and Exchange Commission (“SEC”) regulations.

Supporting Statement: The issue of auditor independence has been a major concern for investors and the markets since the demise of Enron. In response to numerous incidences of accounting fraud that shook the foundations of the corporate financial auditing and reporting system, both Congress and the SEC have responded with important reforms. However, we believe that more needs to be done to limit the potential impairment of auditor independence.

The Sarbanes-Oxley Act (“Sarbanes-Oxley”) was a strong effort to deal with various aspects of the auditor independence issue. Sarbanes-Oxley enhanced the role of board audit committees in retaining and monitoring audit firms, while limiting the types of non-audit services that audit firms are permitted to perform for audit clients. The SEC followed-up with enhanced reporting requirements (Release No. 33-8183, May 6, 2003) that provide investors better insight into the range of services beyond audit services for which an audit firm is being utilized. The following categories of service fees must be reported: (1) Audit Fees; (2) Audit-Related Fees; (3) Tax Fees, and (4) All Other Fees.

We believe important steps have been taken to protect auditor independence, but we also believe more needs to be done. The Congress and the SEC have acted. Now we think it is important that shareholders use the enhanced disclosure to protect the integrity of the financial reporting system.

Fee disclosures indicate that our Company paid the firm retained to audit the Company’s financial statements more for non-audit services than for the audit work. Specifically, our Company paid more in combined fees for “audit-related,” “tax” and “all other” work performed by the audit firm than it did for the “audit” work performed by the firm. We believe this imbalance is unhealthy and a potential threat to auditor independence at our Company. Further, when this imbalance occurs we believe it is time for the Board’s Audit Committee to adopt a policy that addresses the issue.

Our resolution presents a straightforward and effective response. The Board and the Audit Committee should adopt a policy that limits the public accounting firm retained to audit the

PROPOSALS YOU MAY VOTE ON

Company’s financial statements to performing only “audit” and “audit-related” work. We believe that limiting the audit to providing only audit and audit-related services would be another positive step in protecting auditor independence.

We urge your support for this reasonable measure to advance auditor independence.

The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:

The Board of Directors, the Audit and Ethics Committee, and management recognize the important role that auditor independence plays in ensuring the integrity of the Corporation’s financial statements and protecting the interests of investors. To that end, the Audit and Ethics Committee pre-approves and monitors all services by Ernst & Young LLP, the Corporation’s independent auditors, with the aim of ensuring the independence and objectivity of the auditors so that investor confidence is maintained.

The Sarbanes-Oxley Act of 2002 and regulations issued by the Securities and Exchange Commission contain safeguards that promote auditor independence and distinguish between non-audit services that raise conflicts of interest issues and those that do not raise such issues. Further, the Act and SEC regulation permits independent auditors to provide services only if approved in advance by the Corporation’s Audit and Ethics Committee.

The Audit and Ethics Committee may engage its independent auditors to provide non-audit services, consistent with the regulations, when those services can be obtained in an efficient and cost-effective manner relative to other service providers. Under certain circumstances, efficiencies can be obtained due to the independent auditors’ expertise and familiarity with the Corporation’s financial statements, financial systems, income tax matters and management. Examples of these types of services include benefit plan audits, internal controls assessments, tax services, regulatory compliance services and due diligence services in connection with mergers and acquisitions that would be required to be reviewed by the auditors in any case. Effective and responsible management of the Corporation’s operations requires that the Board of Directors have access to the best available resources and the discretion to use business judgment to determine the best allocation of tasks among service providers. Prohibiting the independent auditor from providing certain permitted non-audit services would result in inefficiencies and increased costs to the Corporation.

The Corporation is required to disclose the approval as well as a description of the services provided by the independent auditor. In addition, the Committee reviews all relationships between the Corporation and its independent auditor to ensure that the relationships are consistent with the maintenance of auditor independence.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

STOCKHOLDER PROPOSAL
By The Sisters of Mercy, Regional
Community of Detroit Charitable Trust and Other Groups
(Proposal #6 on Proxy Card)

The following groups have notified Lockheed Martin that they intend to present the following proposal at this year’s Annual Meeting: The Sisters of Mercy, Regional Community of Detroit Charitable Trust, 29000 Eleven Mile Road, Farmington Hills, MI 48336-1405; the School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Avenue, St. Louis, MO 63125-2800; the Mercy Investment Program, 205 Avenue C, #10E, New York, NY 10009; the Sisters of St. Francis of Philadelphia, Office of Corporate Social Responsibility, 609 South Convent Road, Aston, PA 19014-1207; the Congregation of the Sisters of Charity of the Incarnate Word, P. O. Box 230969, 6510 Lawndale, Houston, TX 77223-0969; the Literary Society of Saint Catharine of Siena, 2645 Bardstown Road, St. Catherine, KY

PROPOSALS YOU MAY VOTE ON

40061-9435; the Sisters of Charity of Saint Elizabeth, P. O. Box 476, Convent Station, NJ 07961-0476; the Dominican Sisters of Springfield, Illinois, Sacred Heart Convent, 1237 West Monroe, Springfield, IL 62704; the Nuns of the Third Order of St. Dominic, Dominican Sisters, 3600 Broadway, Great Bend, KS 67530-3692; the Dominican Sisters, St. Mary of the Springs, 2320 Airport Drive, Columbus, OH 43219-2098; the Sisters of St. Joseph, 3427 Gull Road, P. O. Box 34, Nazareth, MI 49074-0034; and the Loretto Community, Sisters of Loretto, Co-Members of Loretto, 590 E. Lockwood, St. Louis, MO 63119-3279. The groups beneficially own a total of 1,984 shares of common stock of the Corporation.

     Ethical Criteria for Military Contracts

Lockheed Martin

Resolved: that the Board of Directors review and if necessary amend and amplify our Company’s code of conduct and statements of ethical criteria for military production-related contract bids, awards and contract execution, and report the results of this process to shareholders within six months of the annual meeting.

Supporting Statement

We believe that authentic global security exists only when all people everywhere feel secure. Global security will only come about when there is justice for all through human development and environmental and economic sustainability.

Faith communities measure the global economy not only by what it produces, but also by its impact on the environment, how it touches human life and whether it protects the dignity of the human person.

We believe decisions to develop and to produce weapons can have grave consequences to the lives and/or freedom of people worldwide if the company has not considered its responsibility for its decisions. We believe that economic decision making has both moral and financial components, and that our company’s responsibilities include analyzing the effects of its decisions with respect to employees, communities, and nations.

We believe companies engaging in research, development, production and sales of weapons, weapons components and weapons delivery systems must evaluate the decisions made when bidding on such work. That bidding/contract process must follow a defined format and include clear, concise criteria and policies.

We recommend that the criteria/standards include:

--	ethical business practices such that human rights and fair labor standards are upheld;

--	long-term environmental impact studies as well as waste management plans at production sites;

--	strategies for stability of employment, including descriptions of alternate production plans and funding sources;

--	directives for business practices which respect the culture of communities in which factories are located;

--	guidelines derived after critical study of political and civil stability of countries and before sale of weapons, weapons parts and dual-use technology;

--	studies of potential impacts of military production and use of those products on peoples’ economies, environments and societies, along with specific actions for remediation, should it be required;

--	processes that ensure that the principles of the common good and the integrity of creation are considered when making decisions about bidding on contracts.

The Board unanimously recommends a vote AGAINST this Proposal for the following reasons:

PROPOSALS YOU MAY VOTE ON

Our Code of Ethics and Business Conduct establishes the principles that guide our actions in the global marketplace as we strive to be the world’s finest systems integrator. While we remain sensitive to the diverse social and cultural settings in which we conduct our business, Lockheed Martin aims to set the standard for ethical conduct at all of our locations throughout the world. We achieve this through behavior in accordance with six principles: Honesty, Integrity, Respect, Trust, Responsibility, and Citizenship.

We believe that our policies and practices foster an ethical business environment that supports the goals and objectives set forth by the Corporation. To that end, the Board of Directors does not believe that the proposed bidding/contract process and dissemination of the requested information to the shareholders would meaningfully add to the information already available to shareholders.

For these reasons, the Board unanimously recommends a vote AGAINST the proposal.

APPENDIX A

AUDIT AND ETHICS COMMITTEE CHARTER

Section 3.03. AUDIT AND ETHICS COMMITTEE. Membership: The Audit and Ethics Committee shall consist of three (3) or more directors who meet the independence and financial literacy and expertise requirements of the New York Stock Exchange. The members of the Audit and Ethics Committee shall be elected by the Board of Directors to serve at the pleasure of the Board of Directors. The Board of Directors shall designate from among the membership of the Audit and Ethics Committee a chairman. Upon recommendation by the Nominating and Corporate Governance Committee, the Board may remove any committee member at any time.

Purposes: The purpose of the Audit and Ethics Committee shall be to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) the integrity of the Corporation’s financial statements, (ii) the Corporation’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Corporation’s independent auditors, (iv) the performance of the Corporation’s internal audit function and (v) the Corporation’s Code of Ethics and Business Conduct. The Audit and Ethics Committee shall, except when such powers are by statute or regulation reserved to the Board of Directors, possess and may exercise the powers of the Board of Directors relating to all accounting and auditing matters for the Corporation.

Responsibilities: In order to achieve the purposes outlined in this charter, the Audit and Ethics Committee shall be assigned the following responsibilities:

          1. Independent Auditors.

          (a) Be directly responsible for the appointment, compensation, retention, oversight and termination of the independent auditors, which auditors shall report directly to the Audit and Ethics Committee;

          (b) Ensure that the independent auditors submit on a periodic basis (but at least annually) to the Audit and Ethics Committee a report delineating all relationships between the independent auditor and the Corporation and have authority to take appropriate action in response to the independent auditors’ report to satisfy itself of the independent auditors’ independence;

          (c) Ensure that the independent auditors submit on a periodic basis (but at least annually) to the Audit and Ethics Committee a report or reports describing (i) the independent auditors’ internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the auditors or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues; and have authority to take appropriate action in response to any such report;

          (d) Pre-approve the audit, audit-related and non-audit services to be provided by the Corporation’s independent auditors, and the related fees, pursuant to pre-approval policies and procedures established by the Audit and Ethics Committee;

          (e) Review with the independent auditors any audit problems or difficulties and management’s response thereto, and be directly responsible for the resolution of disagreements between management and the independent auditors regarding the Corporation’s financial reporting;

          (f) Require that the independent auditors advise the Audit and Ethics Committee of any matters identified during reviews of quarterly financial statements or audits of annual financial statements which are required to be communicated to the Audit and Ethics Committee by the independent auditors under generally accepted auditing standards, and that the independent auditors provide such communication prior to the related quarterly or annual press release and, if not practicable, prior to filing the related SEC filings on Form 10-Q or Form 10-K;

          (g) Evaluate the independent auditors’ qualifications, performance and independence, including evaluation of the lead partner of the independent auditor, and monitor the rotation of the lead partner;

          (h) Establish policies for the Corporation’s hiring of current or former employees of the independent auditors.

     2. Internal Auditors. Review the qualifications and work of the Corporation’s internal audit staff, the scope of the internal audit staff’s work plan for the year, its budget and staffing and, as appropriate, review significant findings and management’s actions to address these findings.

     3. Financial Statements, Disclosures and Related Matters.

          (a) Review with the Corporation’s management and the independent auditors, as appropriate, the following:

               (i) Any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

               (ii) Any analyses prepared by management and/or the independent auditors setting forth significant accounting and financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative methods under generally accepted accounting principles on the financial statements;

               (iii) The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and

               (iv) The type and presentation of information included in its earnings press releases, paying particular attention to the use of non-GAAP financial information, and financial information and earnings guidance provided to analysts and rating agencies.

          (b) Prior to filing with the SEC, review with management and the independent auditors:

               (i) the Corporation’s annual audited financial statements to be filed on Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Corporation’s 10-K, with the review to include: (x) the independent auditors’ judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements and (y) the disclosure included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

               (ii) the Corporation’s quarterly financial statements to be filed on Form 10-Q, with the review to include the disclosures included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

          (c) Obtain and review a report from the independent auditors, prior to filing of the Form 10-K with the SEC, related to the Corporation’s critical accounting policies and practices used; all alternative treatments under generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternatives and the independent auditors’ preferred treatment; and other material written communication between the independent auditors and management, as appropriate; and

          (d) Prepare an Audit and Ethics Committee report as required by the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

     4. Other Risk Management Matters. Review the Corporation’s policies and practices with respect to risk assessment and risk management, including discussing with management the Corporation’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

     5. Other Compliance Matters.

          (a) Establish procedures for (i) the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and (ii) the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters; and review any complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures;

          (b) Monitor compliance with the Code of Ethics and Business Conduct, and review and resolve all matters of concern presented to it by the Corporate Steering Committee on Ethics and Business Conduct or the Corporate Ethics Office;

          (c) Review and monitor on a periodic basis the adequacy of the Corporation’s policies and procedures with respect to environmental, health and safety laws and regulations, including the Corporation’s record of compliance with such laws and regulations; and

          (d) Review with the General Counsel the status of pending claims, litigation and other legal matters on a periodic basis.

     6. Committee Self-Assessment. The Audit and Ethics Committee shall annually conduct a performance evaluation of the Committee.

Authorities: In furtherance of its responsibilities, the Audit and Ethics Committee shall have the power to investigate any matter falling within its jurisdiction, and it shall also possess the following authorities:

     1. Outside Advisors. The Audit and Ethics Committee may retain, at the Corporation’s expense, special legal, accounting or other advisors and may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit and Ethics Committee.

     2. Delegated Authority. The Audit and Ethics Committee shall perform such other functions and exercise such other powers as may be delegated to it from time to time by the Board of Directors.

     3. Subcommittees. The Audit and Ethics Committee may delegate its authority to subcommittees (which may consist of 1 or more members of the Committee) when it deems appropriate and in the best interests of the Corporation.

     4. Reports to Board of Directors. The Committee shall report regularly to the Board of Directors.

     5. Committee Charter. The Committee shall review and recommend to the Board of Directors the adequacy of its charter and proposed changes annually or as otherwise needed.

Procedures: The Audit and Ethics Committee shall hold at least four meetings each year, and shall at least annually meet in executive session and periodically in executive session with representatives of the Corporation’s independent auditors, management and internal audit department.

Limitations Inherent in the Audit and Ethics Committee’s Role: While the Audit and Ethics Committee has the responsibilities and powers set forth in this charter, it is not the responsibility of the Audit and Ethics Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States. This is the responsibility of management and the independent auditors. Nor is it the responsibility of the Audit and Ethics Committee to assure compliance with laws and regulations and the Corporation’s Code of Ethics and Business Conduct.

APPENDIX B

CORPORATE GOVERNANCE GUIDELINES

1. Role of the Board and Director Responsibilities

The role of the Board is to oversee the management of the Corporation and to represent the interests of all Lockheed Martin stockholders. The Board of Directors meets in regular session at least eight times per year, and as otherwise required. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and they are frequently called upon for advice and counsel between formal meetings. Directors review advance meeting materials that are provided to each director in advance of each meeting. Each director is encouraged and expected to ask questions of and raise issues with management to ensure the conduct of careful and cautious oversight.

2. Selection of Chairman

The Corporation’s Bylaws provide that the directors shall annually elect a Chairman from among the directors. The Corporation’s policy as to whether the role of the Chief Executive Officer and Chairman should be separate is to adopt the practice which best serves the Corporation’s needs at any particular time.

3. Presiding Director

The Chairman of the Nominating and Corporate Governance Committee shall preside over all sessions of the independent directors.

4. Size of Board

The Board has determined that a board size of twelve to fifteen is currently optimum.

5. Director Independence

The Board believes that a substantial majority of the Board of Directors should consist of independent directors.

6. Board Definition of What Constitutes Independence for Directors

The Board believes that a director is independent if the director meets the current New York Stock Exchange listing standards regarding independence and has no current relationship between the director and Lockheed Martin that would present, or appear to present, any conflict of interests to the Corporation. The Board will make determinations concerning a Director’s independence based on relevant facts and circumstances. To qualify as an independent director, a director must meet all the following criteria:

(a) A director who is an employee, or whose immediate family member (i.e., a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone [other than domestic employees] who shares such person’s home) is an executive officer of Lockheed Martin is not independent until three years after the end of such employment relationship;

(b) A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Lockheed Martin, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation;

(c) A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Lockheed Martin is not independent until three years after the end of the affiliation or the employment or auditing relationship;

(d) A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Lockheed Martin’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship;

(e) A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Lockheed Martin for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, is not independent until three years after falling below such threshold; and

(f) No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Lockheed Martin (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Corporation).

7. Board Membership Criteria

The Board seeks a diverse group of candidates who at a minimum, possess the background, skills, expertise and time to make a significant contribution to the Board, to the Corporation and its stockholders. Additional potential criteria against which candidates may be measured may include the following (which are re-assessed annually):

•	meets bylaw age requirement;

•	reflects highest personal and professional integrity;

•	meets NYSE independence criteria;

•	has relevant educational background;

•	has exemplary professional background;

•	has relevant past and current employment affiliation(s), Board affiliations and experience;

•	is free from conflicts of interest;

•	is technology-proficient;

•	possesses diverse background;

•	has demonstrated effectiveness;

•	possesses sound judgment;

•	has adequate time to devote to Board responsibilities;

•	brings diversity; and

•	represents the best interests of all stockholders.

Annually the Nominating and Corporate Governance Committee reviews the qualifications and backgrounds of each individual director, as well as the overall composition of the Board, and recommends to the Board the slate of directors to be nominated for election at the annual meeting of stockholders. Nominations to the Board may also be submitted to the Nominating and Corporate Governance Committee by the Corporation’s stockholders.

8. Former Officers’ Board Membership

The Board has instituted a practice whereby upon retirement from the Corporation, an employee-director will retire from the Board of Directors (at the time of retirement from the Corporation) unless continued service on the Board is recommended by the Nominating and Corporate Governance Committee and by the Board of Directors.

9. Extending the Invitation to a New Potential Director to Join the Board

The invitation to join the Board is extended by the Chairman or the Chairman of the Nominating and Corporate Governance Committee on behalf of the Board of Directors.

10. Directors Who Change Their Present Job Responsibility

Any director who experiences a significant change in responsibilities or assignment should expect to resign from the Board, unless the Nominating and Corporate Governance Committee recommends to the Board that continued service on the Board is appropriate and the Board concurs.

11. Term Limits

Members of the Board of Directors are nominated by the Nominating and Corporate Governance Committee of the Board for election by the stockholders at each annual meeting.

12. Retirement Age

The Corporation’s Bylaws provide that a director will retire from the Board at the annual meeting of stockholders following the director’s 72nd birthday.

13. Code of Ethics

The Corporation’s Code of Ethics and Business Conduct (http://www.lockheedmartin.com) applies to members of the Board of Directors, as well as Lockheed Martin employees, agents, consultants, contract labor, and others, when they are representing or acting for the Corporation.

14. Independent Auditor Rotation

Independent audit partners will rotate in accordance with Securities and Exchange Commission (SEC) regulations.

15. Director Education/Orientation

The Board of Directors is committed to orienting new directors and providing continuing education for existing directors, including customized educational workshops and facilitating directors’ attendance at director education institutes.

16. Committees

The Board currently is organized into five committees whose members are independent pursuant to the New York Stock Exchange: Audit and Ethics; Strategic Affairs and Finance; Management Development and Compensation; Nominating and Corporate Governance; and Executive. From time to time, the Board may provide for such other standing or special committees as may be necessary to carry out its responsibilities.

17. Assignment of Committee Members

The Nominating and Corporate Governance Committee of the Board is responsible for the assignment of Board members to various committees. To fully utilize the diverse backgrounds of the membership, it is desirable that all independent directors serve on at least one of the committees and that committee assignments rotate periodically.

18. Frequency and Length of Meetings; Telephonic Attendance

The Chairman of the Board, and the Committee Chairman, as appropriate, determine the frequency and length of meetings of the Board, and committees, respectively. The Audit and Ethics Committee meets at least eight times annually; the Strategic Affairs and Finance Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee in each case meet at least three times annually, in regularly scheduled sessions. Executive Committee meetings are scheduled as needed. Telephonic attendance at regular Board meetings is not allowed, except for special or extenuating circumstances as authorized by the Chairman of the Board. The Chairman of the relevant committee, in the case of committee meetings, shall determine whether telephonic attendance is permissible.

19. Committee Agenda

The Chairman of each committee, as appropriate, in consultation with management, develops the meeting agenda. To the extent feasible, the committee meeting schedules are set one year in advance.

20. Board Agenda

The Chairman establishes the agenda for each Board meeting having periodically consulted with the Chairman of the Nominating and Corporate Governance Committee.

21. Presentations

To the extent practicable, Board presentations are distributed in advance to the directors. Proprietary or otherwise sensitive materials may be reserved for distribution at the Board meeting.

22. Regular Attendance of Non-Directors at Board and Committee Meetings

The Chairman of the Board, or Committee, as appropriate, designates the guest attendees at any Board or Committee meeting, who are present for the purpose of making presentations; responding to questions by the directors, or providing counsel on specific matters within their areas of expertise.

23. Performance Evaluation of the Board

Each director will participate in an annual performance evaluation of the Board and the Committees on which he or she serves at least annually to determine whether the Board and its committees are functioning effectively.

24. Executive Sessions of Non-Employee Directors

At least three Board meetings per year will include an executive session of the non-employee directors. In each case, these sessions will include a discussion of the performance of the Chairman and Chief Executive Officer. The Chairman of the Nominating and Corporate Governance Committee presides during Executive Session, and he or she will report the results to the Chairman and Chief Executive Officer on all relevant matters, or invite the Chairman and CEO to join the executive session for further discussion, as appropriate.

25. Director Compensation

The Nominating and Corporate Governance Committee of the Board is responsible for determining Board compensation. Management reviews with the Committee on an annual basis the status of Board compensation relative to a peer industry survey group. The Corporation’s director compensation program is structured to align the interests of board members, executives and stockholders; to attract and retain high quality director talent; and to focus on stewardship rather than attendance.

26. Director Stock Ownership

Directors receive at least half of their compensation in the form of Lockheed Martin stock (with the potential to receive up to 100 percent).

27. Director Access to Senior Management and Independent Advisors

Directors have access to the Corporation’s management. Directors shall not give direction, other than through the Chief Executive Officer. The Board encourages management to include key managers in Board meetings who can share their expertise with respect to matters before the Board. This also enables the Board to gain exposure to key managers with future potential in the Corporation. Directors may also engage and have access to the Board’s independent advisors.

28. Formal Evaluation of the Chief Executive Officer

The Management Development and Compensation Committee evaluates the Chief Executive Officer annually, and reviews its actions with the Board of Directors. The Board communicates its views to the Chief Executive Officer through the Chairman of the Management Development and Compensation Committee. The Management Development and Compensation Committee’s evaluation of the Chief Executive Officer is based upon a combination of objective and subjective criteria and is discussed fully each year in the Corporation’s annual proxy statement.

29. Management Succession

A board approved Chief Executive Officer succession plan is in place. The Management Development and Compensation Committee reports annually to the Board on succession planning and management development activities. The Chief Executive Officer meets periodically with the Management Development and Compensation Committee to make available his recommendations and evaluations of potential successors, along with a review of development plans recommended for succession candidates and others in the senior management group.

30. Board Interaction with Institutional Investors, the Press, Customers, Etc.

The Board looks to Management to speak for the Corporation, but recognizes that individual directors may sometimes communicate with third parties on matters affecting the Corporation. Before doing so, to the extent feasible, directors are encouraged to consult with Management.

31. How to contact the Non-management Directors of Lockheed Martin Corporation

The Nominating and Corporate Governance Committee of the Lockheed Martin Board of Directors has created a process by which parties may communicate directly and confidentially with the presiding director or with the non-management directors as a group. If you wish to raise a question or concern to the presiding director or the non-management directors as a group, you may do so by contacting:

Chairman
Nominating and Corporate Governance Committee
or
Nominating and Corporate Governance Committee
Lockheed Martin Corporation
6801 Rockledge Drive, MP 200-10
Bethesda, MD 20817

Signed by the Board of Directors:

E. C. “Pete” Aldridge, Jr.	Eugene F. Murphy
Nolan D. Archibald	Joseph W. Ralston
Norman R. Augustine	Frank Savage
Marcus C. Bennett	Anne Stevens
Vance D. Coffman	Robert J. Stevens
Gwendolyn S. King	James R. Ukropina
Douglas H. McCorkindale	Douglas C. Yearley

APPENDIX C

MAP TO ANNUAL MEETING LOCATION

Renaissance Worthington Hotel
200 Main Street
Fort Worth, Texas 76102
Telephone: (817) 870-1000

Directions:

Traveling west on I-30, take the US 287 exit to Spur 280. Take the 4th Street exit and continue on 4th Street to Commerce. Turn right on Commerce and go to 2nd Street where you will turn left. Proceed for one block and the hotel entrance is on the right side of 2nd Street.

Traveling east on I-30, take the Summit/Henderson Exit (one way) and proceed to 7th Street. Turn right on 7th Street and continue to Main Street. On Main, turn left and continue for five block to 2nd Street. Turn left on 2nd Street and the hotel is located on the right.

Traveling south on 35W, take the Belknap Exit (west). Continue on Belknap to Houston Street, turning left on Houston (approximately one mile). Proceed on Houston for two blocks and turn left onto 2nd Street. The main entrance to the hotel is on your left.

Traveling north on 287, take the Downtown/Spur 280 Exit. Continue on Spur 280 to the 4th Street exit and continue on 4th Street until you reach Main Street. Turn right on Main Street, go approximately two blocks and turn left on 2nd Street. The hotel is on the right.

Traveling from Dallas/Fort Worth Airport, take the south airport exit (Fort Worth/183 exit). Continue west on 183/I21 following directional signs to downtown Fort Worth. Just east of downtown, take the Belknap exit and proceed on Belknap to Houston Street (approximately one mile). Proceed on Houston for two blocks and turn left on 2nd Street. The main entrance to the hotel is on your left.

C-1

☒	Please mark your votes as in this example	5601

This proxy solicitation/voting instruction card when properly executed and returned will be voted in the manner directed herein or in accordance with the proxies’ discretion on proposals that are untimely or on other matters incident to the meeting. If no direction is made, this card will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3, 4, 5 and 6.

Directors recommend a vote FOR ALL nominees and FOR Proposal 2.

		FOR	WITHHELD
1.	Election of Directors	☐	☐	01. 02.	E.C.“Pete”Aldridge, Jr Nolan D. Archibald	08. Eugene F. Murphy 09. Joseph W. Ralston
				03.	Norman R. Augustine	10. Frank Savage
				04.	Marcus C. Bennett	11. Anne Stevens
(For, except vote withheld from the following nominee(s))				05.	Vance D. Coffman	12. Robert J. Stevens
				06.	Gwendolyn S. King	13. James R. Ukropina
				07.	Douglas H. McCorkindale	14. Douglas C. Yearley
_____________________________________________

		FOR	AGAINST	ABSTAIN
2.	Ratification of Appointment of Independent Auditors	☐	☐	☐

Directors recommend a vote AGAINST Proposals 3, 4, 5 AND 6.

		FOR	AGAINST	ABSTAIN
3.	Stockholder Proposal By Evelyn Y. Davis	☐	☐	☐
4.	Stockholder Proposal By John Chevedden	☐	☐	☐
5.	Stockholder Proposal By United Association S&P 500 Index Fund	☐	☐	☐
6.	Stockholder Proposal By The Sisters of Mercy and Other Groups	☐	☐	☐

I elect not to direct the voting of unallocated shares in the Lockheed Martin Corporation Salaried Savings Plan.	☐	I will attend the meeting	☐

The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments thereof.

Signature of Stockholder(s)	Date:

NOTE: If casting your vote by mail, please date and sign exactly as your name appears above and return this card in the enclosed envelope.

- If Casting Votes By Mail, Detach Here and Return Properly Executed Proxy Solicitation/Voting Instruction Card in Enclosed Envelope -

ADMISSION TICKET

(Please bring this ticket and a form of personal identification (including photo)
with you if you are attending the meeting.)

Annual Meeting of Stockholders – Thursday, April 22, 2004
Rio Grande Room – 10:30 a.m. (Central time)
Renaissance Worthington Hotel
200 Main Street
Fort Worth, Texas 76102

LOCKHEED MARTIN CORPORATION

Proxy Solicitation/Voting Instruction Card For
Annual Meeting of Stockholders

PROXY

The undersigned hereby appoints Gwendolyn S. King, James R. Ukropina and Douglas C. Yearley, each of them proxies of the undersigned with respect to common stock of Lockheed Martin Corporation (the “Corporation”) owned by the undersigned, with full power of substitution, to vote and act for the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at 10:30 a.m., Central time, on April 22, 2004, at the Renaissance Worthington Hotel, 200 Main Street, Fort Worth, Texas, and at any adjournment or postponement thereof. If the undersigned is a participant in one or more of the Corporation’s 401(k) or other profit sharing plans and has stock allocated to his or her account(s), the undersigned hereby instructs the Trustee of the plan(s) to vote such shares of stock in accordance with the instructions on the reverse side of this card at the Annual Meeting and any adjournment thereof in accordance with its discretion on such other matters as may properly come before the meeting. A proportionate number of shares of stock not yet allocated to participants’ accounts in the Lockheed Martin Corporation Salaried Savings Plan will be voted in accordance with the instructions of each participant in that plan who has ESOP match shares allocated to his or her account, unless the participant elects not to provide instructions with respect to such shares on the reverse side of this card. Allocated plan shares for which no card is received will be voted by the Trustee at its discretion. Unallocated shares for which no instructions are received will be voted by the Trustee in the same proportion as unallocated shares for which instructions are timely received. Stockholders and plan participants are requested to mark, date and sign this card on the reverse side and to return it promptly in the enclosed envelope, or to vote by internet, access http://www.eproxyvote.com/lmt or to vote by telephone, dial toll-free 1-877-779-8683 (or 201-536-8073 toll call outside of U.S.).

To vote in accordance with the Board of Directors’ recommendations, please sign and date the reverse side; no boxes need to be checked.

SEE REVERSE SIDE

The Board of Directors is soliciting this Proxy Solicitation/Voting Instruction Card.

- If Casting Votes By Mail, Detach Here and Return Properly Executed Proxy Solicitation/Voting Instruction Card in Enclosed Envelope -

Annual Meeting of Stockholders
Thursday, April 22, 2004
Renaissance Worthington Hotel
200 Main Street, Fort Worth, Texas 76102

You may vote your shares electronically by internet or telephone. Voting electronically will eliminate the need to mail a voted Proxy Solicitation/Voting Instruction Card. Please note that participants in the Lockheed Martin Salaried Savings Plan electing not to direct the voting of unallocated shares may not vote by telephone but may still vote using the internet. To vote by internet or telephone, please follow the steps below:

	Internet Voting Steps		Telephone Voting Steps

1)	Have this card (showing your voting control number in the box on the reverse side of this card) and your social security number/tax identification number available; then,	1)	Have this card (showing your voting control number in the box on the reverse side of this card) and your social security number/tax identification number available; then,
2)	Access http://www.eproxyvote.com/lmt	2)	Using a touch-tone telephone, dial toll-free 1-877-779-8683 (or 201-536-8073 toll call outside of U.S.)

The internet and telephone voting systems preserve the confidentiality of your vote and will confirm your voting instructions with you before you cast your vote. You may also change your selections on any or all of the proposals to be voted.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.